Exhibit 10.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
BY AND AMONG
CHRISTOPHER J. GRAFF,
SJC INDUSTRIES CORP.
AND
THOR INDUSTRIES, INC.
Effective as of
March 1, 2010

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Defined Terms	1

ARTICLE II PURCHASE AND SALE; CLOSING; PURCHASE PRICE	10

2.1 Purchase and Sale	10
2.2 The Closing	10
2.3 Purchase Price Consideration; Adjustment	10
2.4 Escrow	12
2.5 Determination of Adjusted Gross-Up Basis for Tax Purposes	13

ARTICLE III INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER	13

3.1 Power	13
3.2 Purchased Shares	14
3.3 Litigation	15
3.4 Enforceability	15
3.5 No Violation	15
3.6 No Acquisitions	15
3.7 Brokerage	15
3.8 Third Party Consents	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY	16

4.1 Organizational Matters	16
4.2 Capitalization	16
4.3 Subsidiary	17
4.4 No Violation	17
4.5 No Conflicts; Third Party Consents	18

-i-

4.6 Financial Statements; Absence of Undisclosed Liabilities; Indebtedness	18
4.7 Tax Matters	18
4.8 Absence of Certain Changes	20
4.9 Assets	22
4.10 Bank Accounts	23
4.11 Litigation	24
4.12 Compliance With Laws	24
4.13 Material Contracts	24
4.14 Employee Matters	26
4.15 Employee Benefit Plans	26
4.16 Environmental Matters	29
4.17 Proprietary Rights	30
4.18 Brokerage	30
4.19 Inventories	30
4.20 Insurance	31
4.21 NHTSA; Other Safety Standards	31
4.22 Product Liability; Product Recalls	31
4.23 Warranty	32
4.24 Dealer Network	32
4.25 Machinery and Equipment	32
4.26 Accounts Receivable	33
4.27 Certain Interests	33
4.28 Business Conduct	33
4.29 Compliance with the Foreign Corrupt Practices Act (FCPA), other Anti-bribery Laws and other U.S. Trade Laws	34
4.30 Internal Controls	35

-ii-

4.31 Business Names	35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	35

5.1 Organization	35
5.2 No Violation	35
5.3 Authority; Validity	35
5.4 Brokerage	36
5.5 Third Party Consents	36

ARTICLE VI COVENANTS	36

6.1 Confidentiality	36
6.2 Indemnification of Directors, Officers and Others	36
6.3 Section 338(h)(10) Election	37
6.4 Straddle and Tax Election	39
6.5 Retention of Records	39
6.6 Bonus and Continuing Employees	39
6.7 Litigation Support	40
6.8 Action as to Certain Assets	40
6.9 Transfer Taxes	40
6.10 Further Action	40

ARTICLE VII CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	40

7.1 Representations and Warranties True on the Closing Date	40
7.2 Compliance With Agreement	40
7.3 Consents and Approvals	40
7.4 Documents to be Delivered by Shareholder	41
7.5 Release Agreements	41
7.6 Non-Compete Agreement	41

-iii-

7.7 SJC Real Estate Purchase Agreement	41
7.8 SJC Real Estate Lease	41
7.9 Payoff Letters	41
7.10 Legal Restraints; Proceedings	42

ARTICLE VIII CONDITIONS PRECEDENT TO SHAREHOLDER’S OBLIGATIONS	42

8.1 Representations and Warranties True on the Closing Date	42
8.2 Compliance With Agreement	42
8.3 Absence of Litigation	42
8.4 Consents and Approvals	42
8.5 Intentionally Omitted	42
8.6 Documents to be Delivered by Buyer	42
8.7 Personal Guaranty Releases	43
8.8 SJC Real Estate Purchase Agreement	43
8.9 SJC Real Estate Option Agreement	43
8.10 SJC Real Estate Lease	43

ARTICLE IX SURVIVAL; INDEMNIFICATION	43

9.1 Survival	43
9.2 Indemnification by Shareholder	44
9.3 Tax Indemnification	47
9.4 Indemnification by Buyer	48
9.5 Tax Treatment of Indemnification	50
9.6 Other Indemnification Provisions	50

ARTICLE X TERMINATION OF AGREEMENT	50

10.1 INTENTIONALLY OMITTED	50

-iv-

ARTICLE XI DISPUTE RESOLUTION	50

11.1 Dispute	50
11.2 Process	50
11.3 Negotiations	50
11.4 Submission to Adjudication	51
11.5 General	51

ARTICLE XII MISCELLANEOUS	52

12.1 Further Assurance	52
12.2 Law Governing Agreement	52
12.3 Assignment; Amendment and Modification	52
12.4 Notice	52
12.5 Expenses	54
12.6 Entire Agreement; Binding Effect	54
12.7 No Third Party Beneficiary	54
12.8 Counterparts and Fax and Electronic Signatures	54
12.9 Headings	54
12.10 No Strict Construction	54
12.11 Severability	55
12.12 No Agreement Until Executed	55
12.13 Interpretation	55
12.14 Specific Performance	55

-v-

EXHIBITS

Exhibit 1-A	Company Total Assets
Exhibit 1-B	Company Total Liabilities
Exhibit 2	Estimated Closing Date Balance Sheet
DISCLOSURE SCHEDULES
Section 2.3 Disbursement of Funds
Section 3.2: Purchased Shares
Section 3.3: Litigation
Section 3.8: Shareholder Third Party Consents
Section 4.1: Organizational Matters
Section 4.2: Capitalization
Section 4.3: Subsidiary
Section 4.4: No Violation
Section 4.5: Consents
Section 4.6: Financial Statements
Section 4.7: Tax Matters
Section 4.8: Absence of Changes
Section 4.9: Assets
Section 4.10: Bank Accounts
Section 4.11: Litigation
Section 4.12: Compliance with Laws
Section 4.13: Material Contracts
Section 4.14: Employee Matters
Section 4.15: Employee Benefit Plans
Section 4.16: Environmental Matters
Section 4.17: Proprietary Rights
Section 4.20: Insurance
Section 4.22: Product Liability or Recalls
Section 4.24: Dealers
Section 4.25: Machinery and Equipment
Section 4.27: Certain Interests
Section 4.31: Business Names
Section 6.3: Section 338(h)(10) Election
Section 6.8: Distribution of Assets
Section 7.3: Material Consents
Schedule 7.9: Indebtedness

-vi-

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT is effective as of March 1, 2010, by and among Christopher J. Graff (“Shareholder”), SJC Industries Corp., an Indiana corporation (the “Company”), and Thor Industries, Inc. a Delaware corporation (“Buyer”).
RECITALS
          A. Shareholder owns all of the issued outstanding shares of Common Stock of the Company.
          B. Buyer desires to acquire all of the issued and outstanding shares of Common Stock of the Company from Shareholder and Shareholder desires to sell all of the issued and outstanding shares of Common Stock of the Company to Buyer, all in accordance with the terms and conditions of this Agreement.
          NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings.
          “338(h)(10) Election Forms” shall have the meaning specified in Section 6.3(d) of this Agreement.
          “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “AGUB” shall have the meaning specified in Section 2.5(a) of this Agreement.
          “Agreement” shall mean this Stock Purchase Agreement, as the same shall be amended and/or restated from time to time in accordance with its terms.
          “Ancillary Agreements” shall mean the SJC Real Estate Purchase Agreement, the SJC Real Estate Lease, the Release Agreements and the Non-Compete Agreement.
          “Basket” shall have the meaning specified in Section 9.2(b)(i) of this Agreement.
          “Business” shall mean the design, manufacture, assembly and sale of ambulance and other specialty vehicles and aftermarket business providing repair, refurbishment and vehicle remounting services business conducted by the Company and its Subsidiary.

          “Business Day” shall mean any day other than Saturday, Sunday or any day on which the NYSE is authorized to be closed.
          “Buyer” shall have the meaning specified in the Preamble to this Agreement.
          “Buyer Indemnified Party” shall have the meaning specified in Section 9.2(a) of this Agreement.
          “Change of Control Payments” shall mean certain one-time bonus payments to certain employees of the Company and the associated employer payroll tax obligations equal to $2,382,708.00 and $52,892.66 respectively, both in the aggregate.
          “Chassis Inventory” means the Company’s inventory of rolling chassis.
          “Chassis Payables” means the Company’s obligations to the respective manufacturer of the Chassis Inventory pursuant to agreements with the Chassis Inventory manufacturer.
          “Closing” shall mean the execution and delivery of this Agreement, together with the Ancillary Documents, which shall be effective as of the Closing Date.
          “Closing Date” shall have the meaning specified in Section 2.2 of this Agreement.
          “Closing Date Balance Sheet” shall have the meaning specified in Section 2.3(c) of this Agreement.
          “Closing Date Shareholder’s Equity” shall mean Total Assets minus Total Liabilities as reflected on the Reviewed Closing Date Balance Sheet less the sum of: (a) the net equity of SJC Real Estate LLC recorded on the Reviewed Closing Date Balance Sheet and (b) the Non-Accrued Change of Control Payments (if not accrued on the Estimated Closing Date Balance Sheet).
          “Closing Date Tax Return” shall have the meaning specified in Section 6.4(b) of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Common Stock” shall mean the authorized shares of the Company’s common stock, no par value per share.
          “Company” shall mean SJC Industries Corp., an Indiana corporation.
          “Company Intellectual Property Assets” shall mean all Intellectual Property Assets used by the Company and its Subsidiary in the Business.
          “Company Persons” shall have the meaning specified in Section 4.29(a) of this Agreement.

          “Confidentiality Agreement” shall mean the agreement between William Blair & Co., as agent for the Company and Shareholder, and Buyer dated January 26, 2010.
          “Contracts” means, in respect of any Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, employment agreements, confidentiality agreements, intellectual property assignment agreements, and other agreements, contracts, instruments, obligations, commitments, arrangements and understandings, whether written or oral, to which such Person is a party or by which such Person or any of its properties or assets is bound or affected, in each case as amended, supplemented, restated, waived or otherwise modified and including all exhibits, schedules or other attachments thereto.
          “Copyrights” shall mean copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications.
          “D&T” shall have the meaning specified in Section 2.3(e) of this Agreement.
          “Dealer” shall have the meaning specified in Section 4.24(a) of this Agreement.
          “Disclosure Schedule” shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by Shareholder to Buyer contemporaneously with the execution and delivery of this Agreement.
          “Dispute” shall have the meaning specified in Section 11.1 of this Agreement.
          “Election” shall have the meaning specified in Section 6.3(a) of this Agreement.
          “Election Forms” shall have the meaning specified in Section 6.3(d)(i) of this Agreement.
          “Employee Benefit Plan” or “Employee Benefit Plans” shall have the meaning specified in Section 4.15(a) of this Agreement.
          “Encumbrance” shall mean any mortgage, pledge, Lien, conditional sale agreement, security title or other encumbrance.
          “Environmental Laws” shall mean all Laws relating to public health and safety and pollution or protection of the environment, including Laws relating to the presence, use, manufacturing, refining, production, emissions, discharges, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, Release or threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Substances into the environment, including the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act, all as amended and in force and effect as of the Closing.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” shall mean JP Morgan Chase.
          “Escrow Agreement” shall mean the Escrow Agreement to be entered into by and among Buyer, Shareholder and Escrow Agent as of the Closing.
          “Escrow Amount” means an amount in cash equal to $2,000,000.00.
          “Escrow Funds” shall mean the Escrow Amount plus any interest and earnings thereon.
          “Estimated Closing Date Balance Sheet” shall have the meaning specified in Section 2.3(a)(ii) of this Agreement.
          “Estimated Purchase Price” shall have the meaning specified in Section 2.3(a)(ii) of this Agreement.
          “Excluded Buyer Representations” shall have the meaning specified in Section 9.1(b) of this Agreement.
          “Excluded Shareholder/Company Representations” shall have the meaning specified in Section 9.1(a) of this Agreement.
          “FCPA” shall have the meaning specified in Section 4.29(a) of this Agreement.
          “Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiary as of December 31, 2006, 2007, 2008 and 2009 and the related statements of income and cash flow for the years then ended, prepared in accordance with GAAP. For purposes of clarification, the Parties acknowledge that SJC Real Estate is reflected in the foregoing Financial Statements.
          “First S Corp. Year” shall have the meaning specified in Section 4.7(f) of this Agreement.
          “First S Corp. Year for Marque” shall have the meaning specified in Section 4.7(g) of this Agreement.
          “GAAP” shall mean generally accepted accounting principles consistently applied in the United States.
          “Governmental Authority” shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

          “Hazardous Substances” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, defined or subject to regulation, investigation, control, or remediation under Environmental Laws.
          “Indebtedness” shall mean, as to any Person, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and banker’s acceptances, whether or not matured, and any inter-company debt obligations), (b) all obligations of such Person to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (f) any guarantees made by such Person of any Indebtedness of any other Person described in clauses (a) through (e) but excluding any Chassis Payables.
          “Indemnification Cap” shall have the meaning specified in Section 9.2(b)(iii) of this Agreement.
          “Indemnified Party” shall mean any Party seeking indemnification under Article IX of this Agreement.
          “Indemnifying Party” shall mean the Party from whom the indemnification is sought under Article IX of this Agreement.
          “Indemnitees” shall have the meaning specified in Section 6.2(a) of this Agreement.
          “Independent Accountant” shall mean such firm of independent accountants of at least regional standing upon which the Parties agree, and which has not provided substantial services to Buyer, the Company, Shareholder or any of their Affiliates for the previous five (5) years from the date of the proposed engagement.
          “Intellectual Property Assets” shall mean all Patents, Marks, Copyrights and Trade Secrets.
          “IRS” shall mean the Internal Revenue Service of the United States.
          “Key Employee” shall have the meaning specified in Section 4.14(d) of this Agreement.
          “Ken-Mac Defense Costs” shall have the meaning specified in Section 9.2(b)(iii) of this Agreement.

          “Ken-Mac Litigation” shall have the meaning specified in Section 9.2(a) of this Agreement.
          “Ken-Mac Reimbursement Obligation” shall have the meaning specified in Section 9.2(b)(iii) of this Agreement.
          “Knowledge” shall mean a Person will be deemed to have “Knowledge” of a particular fact or other matter if (a) with respect to the Company such (i) Person is actually aware of such fact or other matter after due inquiry and investigation by it of the Company’s employees and officers who would normally be expected to have knowledge of the truthfulness or completeness of the representations or warranties requested (it being understood that none of such Persons have made any other independent investigation or consulted with third parties except as a review of the Company’s books and records and as may be indicated in the Exhibits attached hereto, which serve as the Disclosure Schedules) or (ii) such Person should be aware of such fact or matter based upon such Person’s position and/or role within the Company and (b) with respect to Shareholder, the actual knowledge of Shareholder after due inquiry and investigation. Any reference to the Knowledge of the Company shall apply to Christopher J. Graff, Chuck Drake, Bob Parks or James Evans. Any reference to the Knowledge of Shareholder shall apply to Christopher J. Graff. For the avoidance of doubt, the Parties acknowledge that in connection with any fact or matter attested to by a Person herein that is qualified by “Knowledge,” such Person, to the extent that he or she does not have actual awareness of the particular fact or matter, shall be deemed to have an affirmative obligation to conduct due inquiry and investigation in connection with such fact or matter, as contemplated in clause (a)(ii) of this definition.
          “Law” shall mean any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, or order.
          “Leased Real Property” shall have the meaning specified in Section 4.9(c) of this Agreement.
          “Lease” or “Leases” shall have the meaning specified in Section 4.9(c) of this Agreement.
          “Lien” shall mean any mortgage, pledge, hypothecation, lien (statutory or otherwise including judgment and mechanics’ liens), preference, security interest, security agreement, easement, restriction or other similar encumbrance.
          “Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, costs or expenses of whatever kind, including reasonable attorneys’ fees, provided, however, that “Losses” shall not include loss of profits, punitive damages or other special, exemplary or consequential damages and shall not be calculated by using a multiple of earnings, book value or other similar measure that may have been used in arriving at or that may be reflective of the Purchase Price.
          “Make-Whole Amount” shall have the meaning specified in Section 6.3(a) of this Agreement.

          “Marks” shall mean all trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration.
          “Material Adverse Effect” shall mean for purposes of this Agreement, with respect to Shareholder, the Company and the Company’s Subsidiary, any breach of a representation or warranty hereunder or a covenant to be performed by Shareholder, the effect of which may be to (a) impede or impair the operation of the Business in the ordinary course consistent with past practices or (b) cause the Company and/or its Subsidiary to pay or become liable to pay more than $10,000.00 to remedy any single such event, violation, breach, default or termination (as the case may be) or more than $100,000.00 in the aggregate for all such events, violations, breaches, or defaults or terminations (as the case may be).
          “Material Contracts” shall have the meaning specified in Section 4.13(a) of this Agreement.
          “McGladrey” shall have the meaning specified in Section 2.3(c) of this Agreement.
          “Net Chassis Amount” shall mean the difference between the Chassis Inventory and the Chassis Payables.
          “Non-Accrued Change of Control Payments” shall mean certain one time payments made by Buyer, immediately following the Closing Date, to certain employees of the Company, whose names and the amount of each respective Change of Control Payment owed to each employee are set forth on the Estimated Closing Date Balance Sheet (but only to the extent that any such Change of Control Payment is not accrued on the Estimated Closing Date Balance Sheet).
          “Non-Compete Agreement” shall have the meaning specified in Section 7.6 of this Agreement.
          “NHTSA” shall have the meaning specified in Section 4.21 of this Agreement.
          “NYSE” shall mean the New York Stock Exchange.
          “OFAC” shall have the meaning specified in Section 4.29(b) of this Agreement.
          “Objection Notice” shall have the meaning specified in Section 2.3(a)(i) of this Agreement.
          “Open Purchase Orders” shall have the meaning specified in Section 4.13(c) of this Agreement.
          “Party” or “Parties” shall mean, individually, each of Buyer and Shareholder, and collectively, Buyer and Shareholder.
          “Patents” shall mean all patents and patent applications.

          “Permitted Encumbrances” shall mean (a) Encumbrances for utilities, current Taxes or assessments or other governmental charges not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business, (c) statutory Encumbrances arising in the ordinary course of business, and (d) the ownership interests of the lessor or licensor of leased assets or licensed Intellectual Property Assets, the terms of the lease agreement or license and Encumbrances on the ownership interests of the lessor or licensor in such leased assets or licensed Intellectual Property Assets.
          “Permits” shall mean licenses, permits, approvals, certificates, notices, waivers, franchises, registrations, filings, accreditations, authorizations and consents required by any Governmental Authority or Law.
          “Person” shall mean a natural person, corporation, limited liability company, trust, partnership, government entity, agency or branch or department thereof, or any other legal entity.
          “Pre-Closing Period” shall have the meaning specified in Section 6.4(a) of this Agreement.
          “Purchase Price” shall have the meaning specified in Section 2.3(a)(i) of this Agreement.
          “Purchased Shares” shall mean all of the issued and outstanding shares of Common Stock.
          “Real Property” shall mean all real property owned or leased by the Company or SJC Real Estate.
          “Recent Audited Balance Sheet” shall mean the December 31, 2009 audited consolidated balance sheet of the Company and its Subsidiary included in the Financial Statements.
          “Release” shall mean any release, spill, leaking, dumping, injection, pumping, pouring, emitting, emptying, discharging, injecting, escaping, deposit, discharge, dispersal, leaching, migration or disposal of a Hazardous Substance into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
          “Release Agreements” have the meaning specified in Section 7.5 of this Agreement.
          “Reviewed Closing Date Balance Sheet” shall have the meaning specified in Section 2.3(c) of this Agreement.
          “S Corp. State” shall have the meaning specified in Section 4.7(f) of this Agreement.

          “Shareholder” shall have the meaning specified in the Preamble to this Agreement.
          “Shareholder Indemnified Party” shall have the meaning specified in Section 9.4(a) of this Agreement.
          “SJC Real Estate” shall mean SJC Real Estate, LLC, an Indiana limited liability company.
          “SJC Real Estate Lease” shall mean the Lease Agreement entered into by and between SJC Real Estate and Buyer, dated as of the date hereof.
          “SJC Real Estate Purchase Agreement” shall mean the Real Estate Purchase and Sale Agreement entered into by and between SJC Real Estate and Buyer, dated as of the date hereof.
          “Subsidiary” shall mean SJC International Corp., an Indiana corporation.
          “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, ad valorem, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
          “Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with respect to Taxes.
          “Third Party Claim” shall mean a legal proceeding, action, claim or demand instituted by any third person or Governmental Authority.
          “Third Party Rights” shall have the meaning specified in Section 4.17(b)(iii) of this Agreement.
          “Total Assets” shall mean the Company and its Subsidiary’s (together on a consolidated basis) current assets and fixed assets, as identified on the Estimated Closing Date Balance Sheet and further reflected on Exhibit 1-A attached hereto, recorded in accordance with GAAP.
          “Total Liabilities” shall mean the Company’s and its Subsidiary’s (together on a consolidated basis) current liabilities and non-current liabilities, as identified on the Estimated Closing Date Balance Sheet and further reflected on Exhibit 1-B attached hereto, which as reflected therein shall be recorded in accordance with GAAP.

          “Trade Secrets” shall mean rights under applicable U.S. state trade secret laws as are applicable to know-how and confidential information.
          “WARN” shall have the meaning specified in Section 4.14(a) of this Agreement.
          “Welfare Plan” shall have the meaning specified in Section 4.15(d) of this Agreement.
ARTICLE II
PURCHASE AND SALE; CLOSING; PURCHASE PRICE
     2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Shareholder agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and accept from Shareholder, the Purchased Shares owned by Shareholder.
     2.2 The Closing. The Closing shall take place with the simultaneous execution of this Agreement and the Closing Date shall be March 1, 2010 as agreed to by the Parties hereto (the “Closing Date”).
     2.3 Purchase Price Consideration; Adjustment.
          (a) (i) Determination of Purchase Price. The total amount of consideration to be paid by Buyer to Shareholder, in the aggregate for all of the Purchased Shares, shall be an amount equal to the sum of (A) the Closing Date Shareholder’s Equity, plus (B) Ten Million Five Hundred Thousand Dollars ($10,500,000.00) (the “Purchase Price”).
               (ii) Estimated Purchase Price. For purposes of determining the amount of the Purchase Price to be paid on the Closing (the “Estimated Purchase Price”), the Estimated Purchase Price shall be determined in the same manner as the Purchase Price is to be determined, except that the Estimated Purchase Price shall be based upon the Closing Date Shareholder’s Equity as reflected on the unaudited but not reviewed consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”), which shall be delivered to Buyer prior to Closing and as reflected on Exhibit 2 attached hereto.
          (b) Payment of the Estimated Purchase Price. At Closing, the Estimated Purchase Price shall be paid as follows:
               (i) to Shareholder less the Escrow Amount; and
               (ii) to Escrow Agent, the Escrow Amount.
All payments shall be paid or directed on the disbursement of funds, as reflected on Section 2.3 of the Disclosure Schedules, by wire transfer of immediately available funds to an account or accounts designated by Shareholder.

          (c) Adjustment of the Purchase Price. In order to conclusively determine the Purchase Price as of the Closing Date, the Company and Buyer, with the cooperation of Shareholder, will cause a consolidated balance sheet of the Company and Subsidiary as of the Closing Date (the “Closing Date Balance Sheet”) to be prepared as promptly as practicable following the Closing Date and Buyer will engage McGladrey & Pullen LLP (“McGladrey”) to perform a review, in accordance with AICPA Statements on Standards for Accounting and Review Services, of the Closing Date Balance Sheet (as reviewed, the “Reviewed Closing Date Balance Sheet”). The Reviewed Closing Date Balance Sheet shall be prepared based upon the Company’s books and records in accordance with GAAP except (i) no adjustment shall be made to the carrying value of inventory solely as a result of the methodology used by the Company to account for cash discounts or chassis rebates, (ii) only inventory (other than parts and services inventory) which is not reasonably anticipated to be used in the ordinary course of business in the two years following the Closing Date shall be deemed slow moving and shall be written down to realizable value and (iii) inventory will be valued at the lower of cost or market on a first-in-first-out basis.
          (d) The Parties shall use their reasonable best efforts to cause McGladrey to complete and deliver the Reviewed Closing Date Balance Sheet to Buyer and Shareholder within sixty (60) days after McGladrey’s receipt of the Closing Date Balance Sheet. The Parties shall cooperate with McGladrey in connection with such audit and shall provide McGladrey with all books, records and other papers necessary for such purpose.
          (e) Upon delivery of the Reviewed Closing Date Balance Sheet, Buyer and Deloitte & Touche LLP (“D&T”) will be allowed access to and review McGladrey’s work papers prepared in connection with its review of the Closing Date Balance Sheet.
               (i) The Reviewed Closing Date Balance Sheet shall be final and binding on the Parties, unless within thirty (30) days after receipt thereof either Shareholder or Buyer (as the case may be) shall give the other Party a notice of objection (an “Objection Notice”). The Objection Notice shall specify each item Shareholder or Buyer (as applicable) objects to in the Reviewed Closing Date Balance Sheet, together with a calculation of each disputed amount, and shall include all supporting calculations and data used in that determination. Any item in the Reviewed Closing Date Balance Sheet that is not objected to in the Objection Notice shall be deemed agreed and shall be final and binding on the Parties.
               (ii) In the event an Objection Notice is given, Buyer and Shareholder, together with D&T and McGladrey or such other party identified by Buyer and Shareholder, as the case may be, shall meet in an effort to resolve any objection and arrive at a final determination. If Buyer and Shareholder are unable to arrive at a final determination within ten (10) days after an Objection Notice is given, the matter shall be submitted for final determination to Independent Accountant. Independent Accountant shall make a final determination in writing as to all matters in dispute within thirty (30) days after its appointment, and such determination shall be final and binding on the Parties.
               (iii) Within five (5) days after the engagement of Independent Accountant, Shareholder and Buyer shall each furnish, at their own expense, to Independent Accountant and the other Party, a written statement of their position with respect to each matter in dispute. Within five (5) days after expiration of the original five (5) day period, Shareholder and Buyer may deliver to Independent Accountant and to the other Party their response to the other’s position on matters in dispute. With each submission, Shareholder and Buyer may also furnish to Independent Accountant such other information and documents as they deem relevant or such information and documents as may be requested by Independent Accountant with appropriate copies or notification being given to the other Party. Independent Accountant may, in its discretion, conduct a conference concerning the disagreement with Shareholder and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any Party or by Independent Accountant.
               (iv) Buyer shall pay any fees owing to D&T in connection with this Section 2.3(e) and Shareholder shall pay any fees owing to McGladrey in connection with this Section 2.3(e). Any fees owing to Independent Accountant in connection with this Section 2.3(e) shall be paid in direct proportion to the amounts of the disputed items that are lost by Shareholder or Buyer, as the case may be.
          (f) Method of Adjustment. In the event that the Purchase Price as finally determined pursuant to Section 2.3(c) is greater than the Estimated Purchase Price as determined pursuant to Section 2.3(a)(ii), Buyer shall pay such difference in cash to Shareholder. In the event that the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price as determined pursuant to Section 2.01(a)(ii), such difference shall be withdrawn from the Escrow Funds and delivered to Buyer in accordance with Section 2.4. In the event that the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price as determined pursuant to Section 2.01(a)(ii), and such difference exceeds the balance of Escrow Funds in the escrow account at such time, Shareholder shall pay into the escrow account, for the benefit of Buyer, the amount of the deficiency by wire transfer of immediately available funds.
     2.4 Escrow. Notwithstanding anything to the contrary contained in this Article II, on the Closing Date, the Escrow Amount will be deposited into an interest bearing escrow account, to be held by Escrow Agent pursuant to an Escrow Agreement to be entered into on the Closing Date. The Escrow Funds will secure (x) any adjustments to the Purchase Price as provided for in Section 2.3(f) and (y) Shareholder’s indemnification obligations under Article IX of this Agreement. The Escrow Funds will be withdrawn or released as follows:
          (a) upon the final determination of the Purchase Price in accordance with Section 2.3(f), if Buyer is entitled to receive any cash in connection with an adjustment of the Purchase Price, such amount shall be withdrawn from the Escrow Funds in accordance with
Section 2.3(f) and paid to Buyer within five (5) Business Days after such final determination;
          (b) following the withdrawal, if any, of the Escrow Funds as provided in clause (a) above, if less than $2,000,000.00 shall remain after such withdrawal, Shareholder, within five (5) Business Days after such withdrawal, shall deposit such additional cash as needed to cause the Escrow Funds to be replenished to an amount equal to $2,000,000.00; provided, however, that Shareholder shall not be required to deposit additional cash pursuant to this Section 2.4(b) if the total amount of Escrow Funds disbursed to Buyer pursuant to Article IX plus the amount remaining Escrow Funds (immediately prior to any requirement to replenish funds pursuant to this Section 2.4(b)) would exceed the Indemnification Cap, immediately following any requirement to replenish funds; and
          (c) the remaining Escrow Funds, if any, will be released to Shareholder on the date that is twelve months following the Closing Date; provided, however, that if prior to such date, Buyer gives notice of a claim or claims for indemnification pursuant to Article IX, then: (i) if any such claim is resolved prior to such date, by judicial determination or otherwise, any sums due Buyer shall be withdrawn from the Escrow Funds and paid to Buyer within five (5) Business Days after such resolution or (ii) if any such claim is not resolved prior to such date, the amount of such claim, plus the reasonably estimated amount of legal fees and disbursements to be incurred in connection therewith, shall be retained as Escrow Funds until such claim is resolved.
     2.5 Determination of Adjusted Gross-Up Basis for Tax Purposes.
          (a) Adjusted Gross Up Basis (“AGUB”) of Buyer shall include (i) the Purchase Price (as defined in Section 2.3) plus (ii) the Make-Whole Amount plus (iii) the Change of Control Payments plus (iv) any Non-Accrued Change of Control Payments or similar amounts plus (v) all liabilities of the Company assumed by Buyer.
          (b) The Parties acknowledge that the Change of Control Payments and any Non-Accrued Change of Control Payments represent liabilities of the Company, which are not being assumed by Buyer for any tax purpose.
          (c) The Parties agree that the Company shall have the right to claim a tax deduction for the Change of Control Payments and Non-Accrued Change of Control Payments on its Tax Return for the period beginning on January 1, 2010 and ending on the Closing Date.
          (d) The AGUB shall be allocable to the acquired assets pursuant to Section 338 of the Code.
ARTICLE III
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
     All representations and warranties of Shareholder are made subject to the exceptions which are noted in the Disclosure Schedule. Subject to the foregoing, Shareholder represents and warrants to Buyer that:
     3.1 Power
          (a) Shareholder (i) possesses all requisite capacity under applicable Law in order to execute, deliver and perform fully the terms of this Agreement and the other documents and instruments to be executed and delivered by or on behalf of Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.
          (b) Neither the execution and delivery by Shareholder of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Shareholder of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, and compliance by Shareholder with any of the provisions hereof or thereof, do not and will not (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation or acceleration of or loss of any material benefit under any of the terms, conditions or provisions of any Contract to which Shareholder is a party, or by which Shareholder or any of its properties is bound, except, in each case, as would not have a Material Adverse Effect on the ability of Shareholder to perform its obligations under this Agreement, or result in the creation of any Encumbrance in or upon any of the Purchased Shares.
     3.2 Purchased Shares Shareholder owns of record that number of the Purchased Shares set forth on Section 3.2 of the Disclosure Schedule as being owned by Shareholder. Shareholder has full power, right and authority to transfer the Purchased Shares owned by Shareholder to Buyer. Shareholder owns and is conveying to Buyer the Purchased Shares owned by Shareholder free and clear of all Encumbrances and no other Person has any legal or beneficial interests in any such Purchased Shares, and there are no restrictions on Shareholder’s right to transfer such Purchased Shares. Except for this Agreement, there are no other options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Shareholder is a party or by which Shareholder is bound obligating it to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company and its Subsidiary. There are no irrevocable proxies, voting trusts and no agreements or understandings to which Shareholder is a party with respect to the voting of any of the Purchased Shares or which restrict the transfer of any such shares or securities.

     3.3 Litigation. Shareholder is not involved or a party (either as plaintiff or defendant) in any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending nor, (a) is any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending or (b) to Shareholder’s Knowledge, has any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority been threatened in writing against Shareholder which (i) affects the Company, its Subsidiary or their respective businesses, properties or assets, (ii) questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Shareholder pursuant hereto, or the right of the Company or Shareholder to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby, or (iii) if adversely determined, would be likely to have a Material Adverse Effect on the ability of the Company or Shareholder to perform their respective obligations under this Agreement or any such other documents or instruments. To Shareholder’s Knowledge, there is no fact or facts existing which would be reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation. Shareholder is not a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Authority which would be reasonably likely to prevent or materially delay Shareholder’s ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.
     3.4 Enforceability. This Agreement constitutes, and when executed and delivered, the other documents and instruments required to be executed and delivered by Shareholder pursuant hereto will constitute, the valid and binding agreements of Shareholder enforceable against Shareholder in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
     3.5 No Violation. The execution, delivery and performance of this Agreement by Shareholder and all of the documents required hereby by Shareholder do not violate or conflict with any contract or agreement binding on Shareholder, or to Shareholder’s Knowledge, any Law.
     3.6 No Acquisitions. Except for this Agreement, Shareholder is not party to or bound by any Contract with respect to a purchase, sale, share exchange or tender offer for Purchased Shares.
     3.7 Brokerage. Except for fees payable to William Blair & Co., which will be paid by Shareholder at Closing, Shareholder has not employed any other broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
     3.8 Third Party Consents. No material approval, authorization, notice, consent or other action by or filing with any Person is required for Shareholder’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE
COMPANY
     All representations and warranties of the Company are made subject to the exceptions which are noted in the Disclosure Schedule. Subject to the foregoing, the Company hereby represents and warrants to Buyer as follows:
     4.1 Organizational Matters.
          (a) The Company and its Subsidiary are each companies validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation as set forth on Section 4.1 of the Disclosure Schedule. The Company and its Subsidiary are each qualified to conduct business as a foreign corporation, and each is in good standing (or its equivalent), in each jurisdiction where the character of the properties owned or leased by it, or the nature of its respective business, makes such qualification necessary except where the failure to do so would not have a Material Adverse Effect. Any states in which the Company and/or its Subsidiary is licensed or qualified to do business are listed in Section 4.1 of the Disclosure Schedule.
          (b) The Company and its Subsidiary each has all requisite corporate power and authority to own, operate and lease its properties and to carry on the business conducted by it as and where such is now being conducted.
          (c) True and complete copies of the Articles of Incorporation and Bylaws of the Company and its Subsidiary have been made available to Buyer in the data room hosted by William Blair & Co. The minute books of the Company contain complete and accurate records of all material corporate action taken by the Board of Directors and stockholders of the Company. The minute books of the Subsidiary contains complete and accurate records of all material corporate action taken by the Board of Directors and stockholders of the Subsidiary. True and complete copies of the minute books of the Company have been made available to Buyer in the data room hosted by William Blair & Co.
          (d) The officers and directors of the Company and the Subsidiary are set forth in Section 4.1 of the Disclosure Schedule.
          (e) The Company represents and warrants that following the consolidation of the activities of Marque, Inc. and McCoy Miller, LLC into the Company as described on Section 4.2 of the Disclosure Schedules, there have not been any liabilities, assets or obligations incurred or acquired (as applicable) by these entities other than as reflected on the Financial Statements and/or the Estimated Closing Date Balance Sheet.
     4.2 Capitalization.
          (a) The authorized capital stock of the Company and its Subsidiary is set forth on Section 4.2 of the Disclosure Schedule. The Purchased Shares represent all of the issued and outstanding shares of the capital stock of the Company. Section 4.2 of the Disclosure Schedule sets forth the number of shares of the Purchased Shares owned by Shareholder. All of the issued and outstanding capital stock of each Subsidiary is owned by the Company. All of the outstanding shares of the capital stock of the Company and its Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. No shares of capital stock of, or other ownership interest in, the Company or the Subsidiary are reserved for issuance and, except for this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock of the Company and/or its Subsidiary pursuant to which the Company and/or its Subsidiary is or may become obligated to issue or exchange any shares of its capital stock.
          (b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.
          (c) The stock register of the Company accurately records: (i) the name and address of each Person owning shares of Common Stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Company, the number of shares evidenced by each such certificate, the class of such shares, the date of issuance thereof and, in the case of cancellation, the date of cancellation.
          (d) Upon consummation of the transactions contemplated by this Agreement and registration of the Common Stock in the name of Buyer in the stock records of the Company, Buyer, assuming it shall have purchased the Common Stock for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances.
     4.3 Subsidiary.
          (a) The Company’s sole Subsidiary is listed in Section 4.3 of the Disclosure Schedule and includes the name of the Subsidiary and type of entity. The Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of the Subsidiary. Except as set forth on Section 4.3 of the Disclosure Schedule, neither the Company nor the Subsidiary owns, directly or indirectly, of record or beneficially, any capital stock, equity, or other ownership interest in any other Person or any right (contingent or otherwise) to acquire the same. Neither the Company nor the Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company nor its Subsidiary a participant in any joint venture or similar arrangement.
          (b) All corporate actions taken by the Subsidiary have been duly authorized and the Subsidiary has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws.
     4.4 No Violation. Except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby will not cause a material breach, violation of or default under any provision of (a) the Articles of Incorporation or Bylaws of the Company and/or its

Subsidiary; (b) any Material Contract to which the Company and/or its Subsidiary is a party or by which the Company and/or its Subsidiary is bound; or (c) any Law.
     4.5 No Conflicts; Third Party Consents. The execution and delivery by the Company of this Agreement and the documents and instruments to be executed and delivered pursuant hereto by the Company and its Subsidiary, and the consummation by the Company and its Subsidiary of the transactions contemplated hereby in accordance with the terms hereof and thereof, do not and will not (a) violate, conflict with or result in a default (with or without the giving of notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of or loss of any material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) in or upon any of the properties or assets of the Company and/or its Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) except as set forth on Section 4.5 of the Disclosure Schedule any Material Contract, permit, license, or authorization to which the Company and/or its Subsidiary is a party or by which the Company’s or its Subsidiary’s assets are bound, (ii) any provision of the Company’s Articles of Incorporation or Bylaws; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any applicable Law (c) except as set forth on Section 4.5 of the Disclosure Schedule, require from the Company and/or its Subsidiary any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party.
     4.6 Financial Statements; Absence of Undisclosed Liabilities; Indebtedness
          (a) Section 4.6 of the Disclosure Schedule contains complete and accurate copies of the Financial Statements. All of such Financial Statements (i) have been prepared in accordance with the books and records regularly maintained by the Company and its Subsidiary; (ii) fairly present in all material respects the assets, liabilities, financial condition and results of operation of the Company and the Subsidiary; and (iii) were prepared in accordance with GAAP, consistently applied throughout the periods involved and fairly present the financial position of the Company and its Subsidiary as of the dates indicated and the results of the Company’s and its Subsidiary’s operations and cash flows for the periods then ended.
          (b) The books of account and other financial records of the Company and its Subsidiary: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP consistently applied, and (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies.
          (c) Section 4.6 of the Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness owed by the Company or the Subsidiary to any Person.
     4.7 Tax Matters. Except as set forth on Section 4.7 of the Disclosure Schedule:
          (a) For all periods open under the applicable statute of limitations, the Company and its Subsidiary has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by them and all such Tax Returns have been prepared in compliance with all applicable Laws and are true, complete and accurate in all respects;

          (b) All Taxes imposed for all periods open under the applicable statute of limitations upon the Company and/or its Subsidiary or upon any of their assets, income or franchises, whether or not reflected in their respective Tax Returns have been timely paid or withheld (or are being contested in good faith) or, if not yet due and payable, the Company and/or its Subsidiary has made provisions for such Tax liability;
          (c) There are no outstanding Tax deficiencies, assessments, liens, or adjustments with respect to the Company and/or its Subsidiary, and no consent has been given with respect to the Company and/or its Subsidiary to extend the time in which any Tax may be assessed or collected by any taxing authority; and
          (d) There are no ongoing Tax audits by any taxing authority against the Company and/or its Subsidiary and no written claim or inquiry has been received by the Company and/or its Subsidiary from a taxing authority in a jurisdiction where the Company and/or its Subsidiary does not pay Taxes or file Tax returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction.
          (e) Neither the Company nor its Subsidiary is a party to any tax sharing agreement or to any other agreement or arrangement, as a result of which liability of the Company and/or its Subsidiary to any taxing authority is determined or taken into account with reference to the activities of any other person and the Company and its Subsidiary is not currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such tax is imposed on the Company and/or its Subsidiary.
          (f) The Company has made a valid election pursuant to section 1362(a)(1) of the Code, pursuant to which the persons who were shareholders of the Company on the date of that election have made valid consents pursuant to Section 1362(a)(2) of the Code, effective not later than the first taxable year of the Company (and any predecessor company) commencing May 26, 2005 (the “First S Corp. Year”), to be treated as an “S Corporation” within the meaning of sections 1361 and 1362 of the Code and the Company and its shareholders have made a similarly effective election and consents under the comparable provisions of the laws of the State of Indiana (the “S Corp. State”) effective not later than the First S Corp. Year. Following the date of such election of the Company to be treated as an S Corporation during the First S Corp. Year, the Company has at all times qualified as an S Corporation under Section 1361 of the Code. For the First S Corp. Year and all subsequent taxable years of the Company, the Company at all times qualified as an S Corporation and incurred no liability for federal income tax (including under Sections 1374 and 1375 of the Code) and no liability for any tax of the S Corp. State based on income. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company’s adjusted tax basis for the acquired assets was determined, in whole or in part, by reference to the adjusted tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.
          (g) Marque, Inc., has made a valid election pursuant to section 1362(a)(1) of the Code, pursuant to which the persons who were shareholders of Marque, Inc. on the date of that election have made valid consents pursuant to Section 1362(a)(2) of the Code, effective not later than the first taxable year of Marque, Inc. (and any predecessor company) commencing September 20, 1990 (the “First S Corp. Year for Marque”), to be treated as an “S Corporation” within the meaning of sections 1361 and 1362 of the Code and Marque, Inc. and its shareholders have made a similarly effective election and consents under the comparable provisions of the laws of the S Corp. State effective not later than the First S Corp. Year for Marque. For the First S Corp. Year for Marque, Inc. and all subsequent taxable years of Marque, Inc., Marque, Inc. at all times qualified as an S Corporation and incurred no liability for federal income tax (including under Sections 1374 and 1375 of the Code) and no liability for any tax of the S Corp. State based on income. Marque, Inc. has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which Marque, Inc.’s adjusted tax basis for the acquired assets was determined, in whole or in part, by reference to the adjusted tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.
          (h) The Company is not and has not at any time in the immediately preceding past five years been a “United States real property holding corporation” within the meaning of 897(c)(2) of the Code.
     4.8 Absence of Certain Changes Other than pursuant to this Agreement or as described on Section 4.8 of the Disclosure Schedule, since December 31, 2009 until the date hereof, the (a) Company and its Subsidiary have each operated only in the ordinary course of business consistent with past practices and there has been no material change in the condition, assets, or business of the Company and/or its Subsidiary, and, (b) without limiting the generality of the foregoing, the Company and its Subsidiary have not:
               (i) suffered any theft, damage, destruction or casualty loss to any material asset or any material portion of its assets (whether or not covered by insurance), or any substantial destruction of its books and records, which has had a Material Adverse Effect;
               (ii) incurred any obligation or liability (except liabilities or obligations incurred in the ordinary course of business consistent with past practices and reflected on the Estimated Closing Date Balance Sheet);
               (iii) discharged or satisfied any Encumbrance, or paid any obligation or liability;
               (iv) mortgaged, pledged, or subjected to Encumbrances (except for Permitted Encumbrances) any of the Company’s or its Subsidiary’s properties or assets;
               (v) sold, leased, assigned, transferred, licensed or otherwise disposed of any of the Company’s or its Subsidiary’s properties or assets other than in the ordinary course of business consistent with past practices as further set forth on Schedule 4.8 of the Disclosure Schedule;
               (vi) waived any right of material value;

               (vii) made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee or independent contractor, except as provided by any Contract, the terms of which have been disclosed in Section 4.13 of the Disclosure Schedule, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees, consultants or agents of the Company and/or its Subsidiary (except in accordance with any Employee Benefit Plans of the Company);
               (viii) terminated or received any notice of termination of any Material Contract, or any lease, trademark, patent, patent application, copyright or trade name protection;
               (ix) suffered any taking or seizure of all or any part of the Company’s or its Subsidiary’s properties or assets by condemnation or eminent domain;
               (x) experienced any material change in its relations with its vendors, suppliers, lenders, dealers, distributors, customers, employees, consultants or agents;
               (xi) acquired any capital stock or other securities of any Person, or otherwise made any loan or advance to or investment in any Person;
               (xii) made any capital expenditures or capital additions exceeding $25,000.00 singly or in the aggregate;
               (xiii) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority affecting the Company’s or its Subsidiary’s financial condition, the Company’s or the Subsidiary’s property or the respective business operations of the Company and/or its Subsidiary (as applicable) involving a claim in excess of $10,000.00;
               (xiv) made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices other than in the ordinary course of business consistent with past practices;
               (xv) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;
               (xvi) entered into any Contract, except in the ordinary course of business consistent with past practices;
               (xvii) changed the authorized capital stock of the Company, redeemed any capital stock of the Company, issued, sold or otherwise disposed of any capital stock of the Company or any option to acquire capital stock of the Company, or any securities convertible into or exchangeable for capital stock of the Company, increased its Indebtedness, or made any declaration or payment of any dividend or any other distribution (whether in cash, stock or property) in respect of its capital stock;

               (xviii) revoked the Company or Marque, Inc.’s election to be taxed as an S Corporation within the meaning of Sections 1361 and 1362 of the Code (and corresponding elections under state law). Shareholder has not taken or allowed any action (other than the sale of the Company’s stock pursuant to this Agreement) that would result in the termination of the Company and Marque Inc.’s status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code (and corresponding elections under state law);
               (xix) made any election with respect to Tax, filed any amended Tax Return, enter into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company and/or its Subsidiary, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; or
          (b) entered into any Contract or made any commitment to do any of the things described in the preceding subsections (a) through (s) of this Section 4.8.
     4.9 Assets.
          (a) Each of the Company, its Subsidiary and SJC Real Estate each has good and marketable title to all of its assets and properties free and clear of all Liens except (i) those listed on Section 4.9 of the Disclosure Schedule; (ii) Liens for taxes, charges or assessments not yet due or which are being contested in good faith by appropriate proceedings; (iii) statutory and contractual Liens granted to any landlord, lessor, licensor, materialman, mechanic, carrier, or repairer and similar Liens granted in the ordinary course of business; (iv) Liens reflected in the Financial Statements; (v) zoning, entitlement, building and other land use and similar Laws and any agreements entered into with respect to the same; (vi) easements, covenants, rights of way, conditions, restrictions and other similar matters of record; and (vii) other defects in title, if any, that do not materially affect the operations of the Business.
          (b) Section 4.9 of the Disclosure Schedule contains a complete and accurate list of all the Real Property. Except as listed on Section 4.9 of the Disclosure Schedule, neither the Company, its Subsidiary nor SJC Real Estate has received, in the last two (2) years, any written notice of any (i) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, or (ii) structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat. Neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon the Company, its Subsidiary or SJC Real Estate in the past two (2) years and, to the Company or Shareholder’s Knowledge (as applicable), no such condemnation, requisition or taking is threatened or contemplated. All water, sewer, gas, electric and telephone utilities are available to the Real Property in a manner that adequately serves the Business as currently conducted.

          (c) Section 4.9 of the Disclosure Schedule sets forth a list of all real property leased by the Company (the “Leased Real Property”). All leases relating to Leased Real Property are identified on Section 4.9 of the Disclosure Schedule (each a “Lease” and collectively, the “Leases”) by the premises covered thereby, the date of lease and all amendments and supplements thereto, the name of the landlord thereunder, and the term of the lease, including the expiration date thereof. To the Company or Shareholder’s Knowledge (as applicable), the Leased Real Property and improvements thereon may lawfully be used in connection with the Business. To the Company’s Knowledge, the Leased Real Property and improvements are in material compliance with all applicable laws, rules, regulations and ordinances of all Governmental Authorities including, but not limited to, zoning, building, health, safety and environmental laws; and neither the Company, its Subsidiary or SJC Real Estate, has received any notices of violations with respect thereto. With respect to each Lease listed on Section 4.9 of the Disclosure Schedule, except as provided for to the contrary on Section 4.9 of the Disclosure Schedule:
               (i) the Company has a valid and enforceable leasehold interest in each Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances;
               (ii) each of said Leases has been duly authorized and executed by the Company, is in full force and effect and has not been modified or amended except as identified on Section 4.9 of the Disclosure Schedule;
               (iii) each of said Leases affords the Company peaceful and undisturbed possession of the Leased Real Property covered thereby; and
               (iv) neither the Company, nor its Subsidiary, nor to the Company or Shareholder’s Knowledge (as applicable), is any other party to any of the Leases (including SJC Real Estate) in breach or default under any of said Leases, and, to the Company or Shareholder’s Knowledge (as applicable), no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) on the part of the Company, or, to the Company or Shareholder’s Knowledge (as applicable), on the part of the lessor thereunder, has occurred which, with or without notice or lapse of time or the happening of any further event or condition, would constitute such a breach or default or permit termination, modification or acceleration under said Lease or render the lessee liable to incur any expenditure under such Lease.
          (d) Except as set forth in Section 4.9 of the Disclosure Schedule, all of the tangible personal property owned by the Company is located on the Real Property, except goods in transit sold in the ordinary course of business.
     4.10 Bank Accounts. Section 4.10 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiary each maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, and the type and authorized signatories of each such account.

     4.11 Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor its Subsidiary is involved or a party to (either as plaintiff or defendant) in any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending nor, (a) is any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending or (b) to the Company’s Knowledge, has any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority been threatened against the Company and/or its Subsidiary, which (i) affects the Company and/or its Subsidiary or the respective business or any of its properties or assets of such Person, (ii) questions the validity of this Agreement or any other documents or instruments to be executed and delivered by the Company or Shareholder pursuant hereto, or the right of the Company or Shareholder to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby, or (iii) if adversely determined, would be likely to have a Material Adverse Effect on the ability of the Company or Shareholder to perform their respective obligations under this Agreement or any such other documents or instruments. To the Company’s Knowledge, except as set forth on Section 4.11 of the Disclosure Schedule, there is no fact or facts existing which would be reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation. Section 4.11 of the Disclosure Schedule hereto identifies, with respect to each action, suit, arbitration, or other proceeding or investigation set forth thereon, the parties thereto, the nature of the claim, the status thereof, the court or other tribunal in which such claim is being heard, and whether such claim is fully covered by insurance. The Company is not a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Authority which has or would be reasonably likely to have a Material Adverse Effect or would be reasonably likely to prevent or materially delay Shareholder’s ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.
     4.12 Compliance With Laws.
          (a) Laws. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company and its Subsidiary are in compliance with all applicable Laws except where non-compliance would not have a Material Adverse Effect. Neither the Company nor its Subsidiary has received, in the past two (2) years, any written notice of violation or alleged violation of, any Laws, which remains unresolved.
          (b) Licenses and Permits. Section 4.12 of the Disclosure Schedule contains a complete listing of all material Permits currently held by the Company and its Subsidiary. Such Permits constitute the Permits required for the conduct of the Business as presently conducted, except where the failure to hold a Permit would not have a Material Adverse Effect. To the Company’s Knowledge, all such Permits are in full force and effect and each of the Company and its Subsidiary are in material compliance with the Permits held by it.
Notwithstanding the foregoing, no representation or warranty is made in this Section 4.12 with respect to environmental matters, which are covered exclusively in Section 4.16.
     4.13 Material Contracts
          (a) Except as set forth on Section 4.13 of the Disclosure Schedule, neither the Company nor its Subsidiary is a party to, nor are any of the Company’s or any of its Subsidiary’s assets bound by, any executory agreements (including dealer and distributor agreements), purchase orders (other than purchase commitments for raw materials and supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, repurchase or floor plan financing agreements, warranties, guarantees, understandings or other agreement:
               (i) which involve or may involve a payment, or delivery of assets or services, in excess of $50,000.00 per year;
               (ii) which are of a duration in excess of twelve (12) months from the date of execution thereof;
               (iii) to which any direct or indirect stockholder, officer, director or employee of the Company and/or its Subsidiary or any member of such Person’s immediate family, or any business entity in which such Person is a partner, investor, officer or director is a party in any capacity;
               (iv) with another Person materially limiting or restricting the ability of the Company and/or its Subsidiary to enter into or engage in any market or line of business;
               (v) which relate to the incurrence, assumption, surety or guarantee of any Indebtedness;
               (vi) which relates to the sale of any of the assets of the Company and/or its Subsidiary other than in the ordinary course of business consistent with past practices or for the grant to any person of any preferential rights to purchase any of its assets; or
               (vii) which creates or evidence an Encumbrance upon any of the Company’s or its Subsidiary’s assets or properties.
               (viii) (such agreements, together with any Leases, collectively the “Material Contracts”).
          (b) True, correct and complete copies of each of the Material Contracts (including all amendments thereto) have been delivered, or made available to Buyer. Each of the Contracts set forth on Section 4.13 of the Disclosure Schedule is in full force and effect, is the legal, valid and binding obligation of the Company and/or its Subsidiary, enforceable against them in accordance with its terms, except as such enforceability may be limited by general enforceability exceptions, is between the Company and the counterparty named on Section 4.13 of the Disclosure Schedule, has not been amended or modified except as set forth on Section 4.13 of the Disclosure Schedule, and constitutes the entire agreement between the parties thereto with respect to the subject matter thereof. Neither the Company nor its Subsidiary is and, to the Company’s Knowledge, no other party to any of the Material Contracts is in default thereunder, nor to the Company’s Knowledge is there any fact or circumstance with respect to any of the Material Contracts which upon notice or lapse of time could give rise to a default thereunder.
          (c) Section 4.13 of the Disclosure Schedule sets forth a true, correct and complete list of all purchase orders (“Open Purchase Orders”) to which the Company and/or its Subsidiary is a party or by which the Company and/or its Subsidiary is bound which involve or may involve the payment of more than $1,000.00 to any single vendor or supplier. True and complete copies of all such Open Purchase Orders have been delivered, or made available to Buyer. The Company and/or its Subsidiary have performed all material obligations required to be performed by it as of Closing under each Open Purchase Order. The Company and/or its Subsidiary is not and, to the Company’s Knowledge, no other party to any Open Purchase Order is in default thereunder, nor, to the Company’s Knowledge, is there any fact or circumstance with respect to any Open Purchase Order which upon notice or lapse of time could give rise to a default thereunder.
     4.14 Employee Matters.
          (a) Except as otherwise would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiary are each in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local “mass layoff” or “plant closing” law with respect to the Company and/or its Subsidiary within the six (6) months prior to the Closing.
          (b) There is no labor dispute, strike, work stoppage, slow-down or lockout, or, to the Company’s Knowledge, any threat thereof, by or with respect to any employee of the Company or any of its Subsidiary.
          (c) None of the Company’s employees is covered by a collective bargaining Contract and to the Company’s Knowledge, there is no union or other organization seeking or claiming to represent any such employees. None of the Company and/or its Subsidiary is subject to any charge, demand, petition, or proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization.
          (d) Section 4.14 of the Disclosure Schedule is a true and complete list of the names, positions and current salary rates of all present directors, officers and employees of the Company and its Subsidiary whose total current annual compensation is $70,000.00 or more, together with a summary showing the salaries, bonuses, additional compensation and other like benefits, if any, paid or payable to such persons for the calendar year ended December 31, 2009 and that are expected to be paid or payable to such persons for the calendar year ending December 31, 2010. To the Company’s Knowledge, no officer or “Key Employee” (which means, as used herein, any employee whose current annual compensation is $70,000.00 or more), of the Company and/or its Subsidiary intends to terminate his or her employment with the Company and/or its Subsidiary, nor does the Company and/or its Subsidiary have any present intention to terminate the employment of any officer or such Key Employee.
     4.15 Employee Benefit Plans.
          (a) Except as set forth in Section 4.15 of the Disclosure Schedule, the Company does not sponsor, maintain or contribute to or have any obligation to sponsor, maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, and whether or not subject to U.S. law, including, without limitation, all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA), which are provided to, for the benefit of, or relate to, any employees of the Company and/or its Subsidiary or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company has any present or future right to benefits. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Benefit Plans,” and each individually as an “Employee Benefit Plan.” True and correct copies of all the Employee Benefit Plans, including all amendments thereto, have heretofore been made available to Buyer. All references to “the Company” in this Section 4.15 shall refer to the Company, its Subsidiary and any employers that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.
          (b) The Company has made available to Buyer with respect to each Employee Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists or the Employee Benefit Plan is not in writing, an accurate written description) thereof and, to the extent applicable: (i) the most recent documents constituting the Employee Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Employee Benefit Plan (including, without limitation, all administrative agreements, group insurance contracts and group annuity contracts); (iii) the most recent IRS determination letter, if any; (iv) the most recent summary plan description and a summary of material modifications; and (v) the three most recent (A) Forms 5500 and attached schedules, and (B) audited financial statements.
          (c) The Company does not sponsor, maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and has never sponsored, maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Benefit Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to in the past), that is, or has been, (i) subject to Title IV of ERISA or Section 412 or Section 430 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (vi) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.
          (d) The Company has no obligation to provide or make available any post-employment benefit under any Employee Benefit Plan that is a “welfare plan” (which for U.S.

purposes, shall be as defined in Section 3(1) of ERISA, and which for all other purposes, shall be any Employee Benefit Plan that does not provide for pension benefits) (“Welfare Plan”) for any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the sole expense of such individual. Unless otherwise disclosed on the Company’s Financial Statements, there are no reserves, assets, surpluses or prepaid premiums with respect to any Employee Benefit Plan that is a Welfare Plan.
          (e) With respect to each Employee Benefit Plan (i) all payments due from the Company and/or its Subsidiary to date have been made and all amounts properly accrued to date as liabilities of the Company and/or its Subsidiary which have not been paid have been properly recorded on the books of the Company and/or its Subsidiary; (ii) with respect to each Employee Benefit Plan, the Company and the Subsidiary are in compliance with all Laws, including, without limitation, ERISA and the Code; (iii) each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty, or tax under ERISA, the Code or any other applicable Law; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) and, to the Company’s Knowledge, there are no threatened actions, suits or claims, with respect to any Employee Benefit Plan or against the assets of such Employee Benefit Plan; and (v) no accumulated funding deficiency, as defined in ERISA or the Code, or reportable event, as defined in ERISA, currently exists.
          (f) Neither the Company nor any other “party in interest” or “disqualified person” with respect to any Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Employee Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject the Company to a tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Employee Benefit Plan.
          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

     4.16 Environmental Matters.
          (a) The Company, its Subsidiary and SJC Real Estate have each materially complied and are each in material compliance with all applicable Environmental Laws except for any such noncompliance that would not result in a Material Adverse Effect if remediated.
          (b) Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company, its Subsidiary nor SJC Real Estate has received any written claim, complaint, citation, report or other written notice regarding any actual or alleged liabilities or potential liabilities (including any investigatory, remedial or corrective liabilities) or violations, relating to them or its facilities from any governmental entity or other Person arising under applicable Environmental Laws that are, as of the Closing Date, unresolved.
          (c) The Company, its Subsidiary and SJC Real Estate have each obtained, complied with, and is in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of the Business except where the failure to comply would not result in a Material Adverse Effect. A list of all such Permits is set forth in Section 4.16 of the Disclosure Schedule. Except as set forth in Section 4.16 of the Disclosure Schedule, such Permits are in full force and effect.
          (d) Except as set forth in Section 4.16 of the Disclosure Schedule, to Shareholder’s Knowledge, no above ground or underground storage tank, asbestos containing material in any form or condition, polychlorinated biphenyls (PCBs) above 50 parts per million in electrical equipment owned by the Company, its Subsidiary or SJC Real Estate, or landfill, surface impoundments, or disposal areas, exists on any Real Property (including real property previously owned or operated).
          (e) Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company, its Subsidiary nor SJC Real Estate treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any facility or property (and no such property or facility is contaminated by any such substance), in a manner that has given or could reasonably be expected to give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental Laws.
          (f) To the extent they exist in the Company’s files, true and complete copies of all reports, studies, assessments, audits, and similar documents in the possession or control of the Company or Shareholder that address any issues of actual or potential noncompliance in any material respect with, or actual or potential material liability under, any Environmental Laws that may affect the Company have been provided to Buyer.
          (g) Neither the Company, its Subsidiary nor SJC Real Estate has expressly assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to environmental matters.

     4.17 Proprietary Rights.
          (a) Section 4.17 of the Disclosure Schedule contains a complete and accurate list of all (i) Patents, Marks and Copyrights used or held for use by the Company and its Subsidiary for use in connection with the Business and (ii) licenses, sublicenses or other agreements under which the Company and/or its Subsidiary is granted rights by others in any Intellectual Property Assets (other than commercial off the shelf software which is made available for a total cost of less than $20,000.00), and licenses, sublicenses or other agreements under which the Company and/or its Subsidiary has granted rights to others in any Company Intellectual Property Assets.
          (b) Except as set forth in Section 4.17 of the Disclosure Schedule:
               (i) the Company and/or its Subsidiary, as applicable, owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Company Intellectual Property Assets necessary for the operation of the Business, free and clear of all Encumbrances granted by the Company or such Subsidiary of the Company;
               (ii) all Patents, Marks and Copyrights owned by the Company and/or its Subsidiary which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company and/or its Subsidiary has permitted to expire or allow to be cancelled or abandoned in its reasonable business judgment;
               (iii) there are no pending, or, to the Company’s Knowledge, threatened claims against the Company and/or its Subsidiary alleging that the Company, its Subsidiary or the operation of the Business has infringed upon, misappropriated, or otherwise violated the Intellectual Property Assets of any other Person (“Third Party Rights”);
               (iv) to the Company’s Knowledge, the Company and its Subsidiary have not and the operation of the Business does not infringe any Third Party Right; and
               (v) to the Company’s Knowledge, there is no infringement by a third party of any of the Company Intellectual Property Assets.
     4.18 Brokerage. Except for fees payable to William Blair & Co., which fees will be paid by Shareholder, neither the Company nor its Subsidiary nor any officers, directors or employees of the Company and/or its Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
     4.19 Inventories. The inventories of the Company and its Subsidiary consists of raw materials, work in process, consigned goods, and finished goods of a quality and quantity usable or salable in the ordinary course of the business of the Company and its Subsidiary, except for any slow moving, obsolete inventory or inventory of below-standard quality, all of which is immaterial or has been written off or written down to realizable value or for which there has been a reserve established pursuant to the Financial Statements. The valuation at which the inventories of the Company are carried reflects the normal inventory valuation policy of the Company (applied in accordance with GAAP) which states inventory at the lower of cost (last-in-first-out-method) or market and the Company’s regular cost accounting standards with respect to work in process and finished goods inventory.
     4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list of the material insurance policies held by, or for the benefit of, the Company and/or its Subsidiary as of the date of this Agreement, identifying the type of coverage, the coverage limit, the term thereof, and the annual premiums payable thereon. To the Company’s Knowledge, all such policies are adequate to insure the risks covered thereby. Neither the Company nor its Subsidiary is in default in any material respect under any such policy.
     4.21 NHTSA; Other Safety Standards. Neither the Company nor its Subsidiary has received any notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”) relating to the Company’s and its Subsidiary’s products which are unresolved. To the Company’s Knowledge, the Company and its Subsidiary have each complied with all NHTSA requirements, including but not limited to Federal Motor Vehicle Safety Standards, to the extent applicable, AMD Standards and KKK-A-1822 standards, each as in effect from time to time in connection with the manufacture of the Company’s and its Subsidiary’s products. To the Company’s Knowledge, all of the Company’s and its Subsidiary’s products are, and have been, at the time of sale in material compliance with all other safety standards, including, but not limited to, all standards of the General Services Administration, those imposed on the Business by Law and neither the Company nor its Subsidiary has received notice of any such infractions which are unresolved or been required to undertake any remedial measures in response thereto.
     4.22 Product Liability; Product Recalls.
          (a) To the Company’s Knowledge, all of the Company’s and its Subsidiary’s products that the Company or the Subsidiary has manufactured or sold have been merchantable, free from defects in material workmanship, and suitable for the purpose for which they were sold. The Company’s and its Subsidiary’s products have not been subject to any product recall (including any safety or NHTSA-related recall) or service bulletin and, to the Company’s Knowledge, there is no fact or facts existing which may reasonably be expected to result in any such recall or service bulletin. Except as disclosed in Section 4.22 of the Disclosure Schedule, there is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority, pending or, to the Company’s Knowledge, threatened, involving any product liability, product recall or otherwise involving any Product of the Company and/or its Subsidiary. To the Company’s Knowledge, except as disclosed in Section 4.22 of the Disclosure Schedule, there is no fact or facts existing which would be reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation relating to the Company and/or its Subsidiary’s products.
          (b) The Company and its Subsidiary have insurance against loss or damage arising out of product liability, true and complete copies of which have been made available to Buyer in the data room maintained by William Blair & Co. Such insurance covers all incidents of loss which have occurred prior to the date hereof or which may occur during the applicable policy period resulting from the Company’s or its Subsidiary’s products manufactured or sold prior to the Closing. All incidents of damage claims paid by the Company or by its insurance carrier in the two (2) year period preceding the date of this Agreement are described in Section 4.22 of the Disclosure Schedule. The Financial Statements include an adequate reserve, determined in accordance with GAAP, for all liability or potential liability resulting or arising from any product recall that has been initiated or breach of warranty claims that have been asserted, or that are reasonably likely to be initiated or asserted, in connection with products manufactured or sold by the Company and its Subsidiary, including the matters set forth in Section 4.22 of the Disclosure Schedule, in each case, as of the date of such Financial Statements.
     4.23 Warranty. Copies of all warranties of the Company and its Subsidiary presently in force with respect to the products manufactured, sold, or delivered by the Company and/or its Subsidiary have been made available to Buyer in the data room maintained by William Blair & Co. Other than such warranties, neither the Company no the Subsidiary has provided any other oral or written express warranties on the products manufactured, sold, or delivered by the Company and/or its Subsidiary.
     4.24 Dealer Network.
          (a) Section 4.24 of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s and its Subsidiary dealers (each a “Dealer”), together with (i) the geographic region applicable to each such Dealer, (ii) an indication of whether such relationship is exclusive, and (iii) the sales made thereto, for the last three years. True, correct and complete copies of all dealer agreements have been made available to Buyer in the data room maintained by William Blair & Co. To the Company’s Knowledge, there has been no adverse change in the Company’s relationship with any of the Dealers, nor, to the Company’s Knowledge, has any such Dealer indicated to the Company and/or its Subsidiary that it does not intend to continue to carry the Company’s or its Subsidiary’s Products.
          (b) The Company has disclosed to Buyer (i) all significant refunds, rebates, discounts and return policies or practices that the Company and/or its Subsidiary has engaged in with respect to persons supplying goods and services to the Company and (ii) all annual programs relating to refunds, rebates, discounts and return policies or practices that the Company and/or its Subsidiary has engaged in with respect to furnishing the Company’s or any Subsidiary’s products to others in connection with the Business.
     4.25 Machinery and Equipment. Except as listed on Section 4.24 of the Disclosure Schedule, all machinery, equipment and other tangible assets of the Company and/or its Subsidiary, necessary and utilized in the operation of the Business, are in good operating condition and in a state of repair sufficient for the conduct of normal operations without the necessity of any known capital expenditure in excess of $25,000.00. The Company’s assets and Real Property owned by SJC Real Estate that is used in connection with the Business are adequate to enable the Company and its Subsidiary to conduct the Business as now being conducted. The Company does not have any commitment or plan to make any capital expenditure in excess of $25,000.00 that has not been set forth in Section 4.25 of the Disclosure Schedule.
     4.26 Accounts Receivable. Except as listed on Section 4.24 of the Disclosure Schedule, the accounts receivable of the Company and its Subsidiary result from and will result from bona fide sales made by the Company and/or its Subsidiary in the ordinary course of business consistent with past practices and have been collected in the ordinary course after provision for doubtful accounts and other reserves required by GAAP. The amounts due, or to become due, in respect of such accounts receivable are not, to the Company’s Knowledge, in dispute and there are no, and will not be, any setoffs or counterclaims asserted against any of the accounts receivable of the Company and/or its Subsidiary. To the Company’s Knowledge, the accounts receivable of the Company and its Subsidiary are or will be good and will be collectible, without resort to litigation or extraordinary collection activity, within 120 days after the Closing, except to the reserve for doubtful accounts in the Estimated Closing Date Balance Sheet. To the extent that there is a downward adjustment to the Purchase Price pursuant to Section 2.3, which is related to an adjustment to the amount of accounts receivables of the Company characterized as “doubtful or uncollectible” accounts, Buyer’s exclusive remedy for such adjustment shall be the purchase price adjustment pursuant to Section 2.3 and Buyer shall have no right to seek any right of indemnification for such adjustment pursuant to Section 9.2.
     4.27 Certain Interests
          (a) Except as set forth in Section 4.27 of the Disclosure Schedule, neither the Company and/or its Subsidiary or Shareholder or the spouse of Shareholder or any relative of Shareholder who resides with, or is a dependent of, Shareholder:
               (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company and/or its Subsidiary or the Business; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange or traded in the over the counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
               (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company and/or its Subsidiary uses or has used in the conduct of the Business or otherwise; or
               (iii) has outstanding any Indebtedness to the Company or any Subsidiary.
          (b) Except as set forth in Section 4.27 of the Disclosure Schedule, none of Shareholder, the Company and/or its Subsidiary has any liability of any nature whatsoever to any officer, director or shareholder of the Company and/or its Subsidiary or to any relative or spouse who resides with, or is a dependent of, any such officer, director or shareholder.
     4.28 Business Conduct The Company has not, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property however characterized to any finders, agents, customers, government officials or other parties, in the United States or in any other country, which in any manner are related to the Business, or engaged in any practice or activity for business purposes or otherwise, which has been illegal under any Laws of the United States or any other country or territory having jurisdiction over the Company.
     4.29 Compliance with the Foreign Corrupt Practices Act (FCPA), other Anti-bribery Laws and other U.S. Trade Laws.
          (a) Compliance with the FCPA and Other Antibribery Laws. Neither the Company, including its officers, directors, managers, employees and agents, or any other Persons acting on any of their behalf, nor any of the Company’s Dealers (“Company Persons”), have taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or applicable comparable anti-bribery laws of any other country. For the purposes of this representation, “U.S. Foreign Corrupt Practices Act” means 15 U.S.C. §§ 78dd-1, et seq.
Such action in violation of the FCPA would include, without limitation, paying or giving, or offering to pay or to give, anything of value to any foreign official, foreign political party or party official, or any candidate for foreign political office in order to influence an official act or decision that would assist the Company, including its officers, directors, managers, employees, and agents, or its Dealers. “Foreign officials” include any officer or employee of a foreign government, a public international organization, or department or agency thereof, any institution owned or controlled by a foreign government or public international organization or any person employed by or acting in an official capacity thereof, in order to influence an official act or decision that would assist the Company, including its officers, directors, managers, employees, and agents, or its Dealers in obtaining or retaining business from such agencies, institutions or organizations.
          (b) Compliance with U.S. Sanctions. Neither the Company, including its officers, directors, managers, employees and agents, nor any other persons acting on any of their behalf, has taken any action, directly or indirectly, that would result in a violation by the Company of any of the U.S. embargo or sanctions regulations enforced by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.
For purposes of this representation, these regulations include 31 C.F.R. Parts 500-598 and any executive orders enforced by OFAC.
          (c) Compliance with U.S. Export Control Laws. Neither the Company, including its officers, directors, managers, employees and agents, nor any other persons acting on any of their behalf, has taken any action, directly or indirectly, that would result in a violation by the Company of any applicable U.S. Export Control Laws.
For purposes of this representation, “U.S. Export Control Laws” means: U.S. export control laws including the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, the Trading With the Enemy Act, 50 U.S.C. App. § 5 et seq. and the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., and regulations including the Export Administration Regulations, 15 C.F.R. Parts 730-774, and International

Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; U.S. Foreign Trade Regulations, 15 C.F.R. Part 30.
     4.30 Internal Controls The Company and its Subsidiary each maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     4.31 Business Names. Neither the Company nor its Subsidiary has conducted business under any fictitious business name during the past ten years, except as set forth in Section 4.31 of the Disclosure Schedule.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Shareholder as follows:
     5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate and other power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.
     5.2 No Violation. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not cause a breach or violation of or default or result, with or without the giving of notice or the lapse of time or both, in a default or violation of, any provision of (a) the Certificate of Incorporation or Bylaws of Buyer; (b) any material mortgage, lien, lease, agreement, license, instrument, judgment or decree to which Buyer or any of its properties or assets (real, personal or mixed, tangible or intangible) are bound; or (c) any Law.
     5.3 Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions or proceedings of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
     5.4 Brokerage. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
     5.5 Third Party Consents. No approval, authorization, notice, consent or other action by or filing with any Person is required for Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE VI
COVENANTS
     From and after the date of this Agreement, the Parties shall comply with the following covenants:
     6.1 Confidentiality. The Confidentiality Agreement shall remain in full force and effect.
     6.2 Indemnification of Directors, Officers and Others.
          (a) From and after the Closing Date, Buyer shall cause the Company and its Subsidiary to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or the Subsidiary (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such. All rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Articles of Incorporation or Bylaws or comparable organizational documents of the Company and/or its Subsidiary as now in effect, and any indemnification agreements or arrangements of the Company and the Subsidiary which have been made available to Buyer in the data room maintained by William Blair & Co shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Closing Date, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Buyer shall cause the Company and its Subsidiary to pay any reasonable expenses of any Indemnitee under this Section 6.2, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding the foregoing, any breach of a representation or warranty made by Shareholder herein or any indemnification obligation owing by Shareholder hereunder shall not be deemed for any reason to be a claim covered by indemnification or advancement of expenses owing to such Indemnitee under this Agreement, any Law, Articles of Incorporation or Bylaw. In the event the Subsidiary is liquidated, dissolved or otherwise ceases to exist, Buyer shall cause the Company to assume all of its obligations hereunder and in the event the Company is liquidated, dissolved or otherwise ceases to exist, Buyer shall assume all of its obligations hereunder.
          (b) Each of Buyer and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim and shall provide reasonable access during normal business hours to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (c) The provisions of this Section 6.2: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
          (d) In the event that within the six (6) year period commencing immediately after the Closing Date, Buyer, the Company and/or its Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made for the satisfaction of Buyer’s obligations under this Section 6.2.
          (e) The obligations of Buyer under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third-party beneficiaries of this Section 6.2).
     6.3 Section 338(h)(10) Election.
          (a) At Buyer’s option, Shareholder shall join Buyer in making an election under Section 338(h)(10) of the Code (the “Election”) and any corresponding articles under state, local or foreign tax Laws (including an election under Section 338(g) of the Code in those jurisdictions where an election under Section 338(h)(10) is not permitted). Buyer shall notify Shareholder in writing on or prior to thirty (30) days following the Closing Date if Buyer decides to make such an Election and the Purchase Price shall be allocated among the assets and liabilities of the Company and its Subsidiary pursuant to subparagraph (c) below. If such Election is made, Shareholder shall include any income, gain, loss, deduction, or other Tax item resulting from the Election on their Tax Returns to the extent required by applicable law. Shareholder shall also pay any Tax imposed on the Company attributable to the making of the Election and the related deemed sale of assets, including (i) any Tax imposed under section 1374 of the Code, (ii) any Tax imposed under U.S. Treasury Regulations Section 1.338(h)(10)-1(d) or (iii) any Tax imposed on the Company’s gain, and Shareholder shall indemnify Buyer against any Losses arising out of any failure to pay any such Taxes; provided, however, that Buyer shall pay, as additional Purchase Price (payable in cash at least thirty (30) days before additional taxes are due and payable by Shareholder), such amount as is required to cause Shareholder to receive the same after Tax proceeds as if such election would not have been made, including any additional Taxes payable by Shareholder by virtue of the receipt of such additional Purchase Price but excluding any built-in gains Tax; provided that in no event shall any amount required to be paid by Buyer to Shareholder pursuant to this Section 6.3(a) exceed $325,000.00 (the “Make-Whole Amount”).
          (b) Buyer shall calculate the Make-Whole Amount and promptly deliver the calculation (accompanied by reasonable detail as to how it was computed) to Shareholder. For purposes of calculating the Make Whole Amount under this Section 6.3, the total amount of gain realized by the Company pursuant to a deemed asset purchase pursuant to Section 338(h)(10) of the Code shall be the same as the total amount of gain realized by Shareholder pursuant to a stock purchase. Buyer shall provide Shareholder with reasonable access during normal business hours to and the right to copy any documentation reasonably requested by Shareholder in connection with Buyer’s determination of the Make-Whole Amount. Shareholder may object to the calculation of the Make-Whole Amount by notifying Buyer in writing of such objection, and the basis therefore within thirty (30) days of Shareholder’s receipt of Buyer’s calculation of the Make-Whole Amount. Shareholder and Buyer shall use reasonable efforts to resolve any dispute over the calculation of the Make-Whole Amount; provided, however, if the Parties are unable to agree on the calculation of the Make-Whole Amount within thirty (30) days following Shareholder’s notice to Buyer that they disagree with Buyer’s calculation of the Make-Whole Amount, the issue shall be referred to Independent Accountant to resolve such dispute using the procedures set forth in Section 2.3(e)(iv) and the decision of Independent Accountant shall be conclusive and binding on the Parties. The expenses pertaining to any dispute resolution regarding the Make-Whole Amount shall be shared by the Parties in accordance with the applicable terms provided for in Section 2.3.
          (c) If an Election is made, Buyer, the Company, and Shareholder agree that the AGUB of the Company (plus other relevant items) initially will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule derived from the calculation of the Make Whole Amount. Buyer may amend Section 6.3 of the Disclosure Schedules from time to time (i) to account for (A) adjustments, if any, to the Purchase Price or (B) distributions, if any, of Escrow Funds to Shareholder, or (ii) to reflect differences, if any, between the asset allocation for Tax purposes and the asset allocation for financial accounting purposes; provided that the allocation schedule derived from the Make Whole Amount shall not be amended in any manner that adversely effects Shareholder. Buyer, the Company, and Shareholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the determination relied upon for purposes of calculating the Make Whole Amount.
          (d) If an Election is made, Buyer shall prepare all federal tax forms, including U.S. federal tax Forms 8023 and 8883, and comparable state and local tax forms that may be required to effect a valid Election for federal and comparable state and local tax purposes (“338(h)(10) Election Forms”). As soon as practicable after the Closing Date, Buyer shall furnish Shareholder with a copy of the 338(h)(10) Election Forms.
               (i) As soon as practicable, but not later than 30 days, after the receipt of U.S. federal tax Form 8023 (and comparable state and local tax forms) (the “Election

Forms”) from Buyer, Shareholder shall furnish Buyer with the Election Forms signed by each Shareholder. Buyer shall file the Election Forms within the applicable time period.
               (ii) As soon as practicable, but not later than thirty (30) days, after the date of (i) any adjustment to the Purchase Price or (ii) any distribution of Escrow Funds to Shareholder, Buyer shall furnish Shareholder with a copy of the appropriate amended 338(h)(10) Election Forms, including an amended U.S. federal tax Form 8883.
               (iii) Buyer shall work together with Shareholder to address any comments Shareholder may have to the 338(h)(10) Election Forms; provided however, subject to the restrictions set forth in sub-paragraph (c) above, Buyer shall not be obligated to modify such forms in accordance with any such comments.
     6.4 Straddle and Tax Election.
          (a) The Company, Shareholder and Buyer agree that the Company’s 2010 fiscal year shall be treated as if the taxable year consisted of two taxable years, the first of which begins January 1, 2010 and ends on the Closing Date (the “Pre-Closing Period”) and the second of which begins after the Closing Date and ends December 31, 2010. This election shall be binding on the Company and any of the Company’s successors or assigns for the taxable year in question.
          (b) The accountant(s) for Shareholder shall prepare the Company’s state and federal income Tax Returns for the period from January 1, 2010, through the Closing Date. D&T shall prepare the Company’s state and federal income Tax Returns for the period after the Closing Date through July 31, 2010 (“Closing Date Tax Return”). Shareholder and their respective representatives shall be permitted to review the Closing Date Tax Return and the work papers pertaining to the Closing Date Tax Return, prior to the issuance of the Closing Date Tax Return, and to consult with D&T in the course of their preparation of the Closing Date Tax Return, and to discuss D&T’s conclusions therein.
     6.5 Retention of Records. Buyer shall cause the Company and its Subsidiary to retain all books and records relating to pre-closing tax, accounting or legal matters for a period of at least five (5) years from the Closing; provided, however, that at the end of such five (5) year period any such document or record may be disposed of by the Company and its Subsidiary if they first offer to surrender possession thereof to Shareholder at their expense. Shareholder shall have the right during business hours, upon reasonable notice to Buyer, to inspect and make copies of any such records for any reasonable purpose.
     6.6 Bonus and Continuing Employees. Buyer shall cause the Company and its Subsidiary to pay out all bonuses to existing employees (other than James Evans and Chuck Drake) pursuant to existing bonus plans of the Company, including paying any and all discretionary bonuses consistent with past practice. For a period of one (1) year following the Closing Date, Buyer shall cause the Company and its Subsidiary to provide to each Company Employee who remains employed by the Company and/or its Subsidiary with compensation and benefits that are, in the aggregate, at least substantially equivalent to those provided to such Company Employee immediately prior to the Closing Date.

     6.7 Litigation Support. In the event and for so long as any Party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or Shareholder, each of the other Parties shall reasonably cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).
     6.8 Action as to Certain Assets. Notwithstanding any other provision in this Agreement to the contrary, the parties agree as follows:
          (a) Intentionally Omitted.
          (b) Tax Refunds. Shareholder shall be entitled to all claims for refund of Taxes and other charges, fees or payments of any kind to any governmental authority, in each case, in respect of the operation of the Business prior to the Closing.
     6.9 Transfer Taxes. All sales, use, transfer, documentary, stamp or other similar Taxes payable as a result of the consummation of the transactions contemplated hereby shall be paid one hundred percent (100%) by Shareholder.
     6.10 Further Action. Each of the Parties shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS
     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     7.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Shareholder and the Company in this Agreement shall be true and correct in all respects at and as of the time of the Closing.
     7.2 Compliance With Agreement. Shareholder or the Company shall have in all respects performed and complied with all of the agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.
     7.3 Consents and Approvals. All approvals, consents and waivers that are listed in Section 7.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

     7.4 Documents to be Delivered by Shareholder. At the Closing, Shareholder shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:
          (a) Escrow Agreement. Escrow Agreement signed by Shareholder, Buyer and Escrow Agent.
          (b) Certificate(s). Certificates representing the Purchased Shares.
          (c) Intentionally Omitted.
          (d) Good Standing Certificates. A good standing certificate (or its equivalent) for each of the Company and its Subsidiary from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which it is organized and each jurisdiction where either the Company and/or its Subsidiary is qualified to do business.
          (e) Resignations. Resignations of the directors and officers of the Company and its Subsidiary as requested by Buyer.
          (f) Other Documents. Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
          (g) Performance and Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing including, but not limited to, the Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Articles of Incorporation and Bylaws of the Company and its Subsidiary, each as in effect from the date of this Agreement until the Closing.
     7.5 Release Agreements. Christopher J. Graff, Chuck Drake and James Evans shall have delivered their respective release agreements (the “Release Agreements”) to Buyer.
     7.6 Non-Compete Agreement. Christopher J. Graff shall have delivered his non compete agreement.
     7.7 SJC Real Estate Purchase Agreement. SJC Real Estate Purchase Agreement signed by SJC Real Estate.
     7.8 SJC Real Estate Lease. SJC Real Estate Lease signed by SJC Real Estate.
     7.9 Payoff Letters. The Company shall have received and delivered to Buyer payoff letters for all of the Indebtedness except Indebtedness assumed by Buyer in connection with the Closing, as provided for on Schedule 7.9 of the Disclosure Schedule.

     7.10 Legal Restraints; Proceedings. No law, injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated hereby or the documents or instruments delivered pursuant hereto or making such transactions illegal.
ARTICLE VIII
CONDITIONS PRECEDENT TO SHAREHOLDER’S OBLIGATIONS
     Each and every obligation of Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:
     8.1 Representations and Warranties True on the Closing Date Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in at and as of the time of the Closing.
     8.2 Compliance With Agreement Buyer shall have performed and complied in all respects with its obligations under Section 2.3 hereof and shall have performed and completed with its other agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
     8.3 Absence of Litigation No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transaction contemplated herein or any of the conditions to the transactions contemplated herein, or seeks damages as a result of the consummation of the transactions contemplated herein or speaks to the conduct of the business of the Company after the Closing Date.
     8.4 Consents and Approvals. All approvals, consents and waivers that are listed in Section 7.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Shareholder at or prior to the Closing.
     8.5 Intentionally Omitted.
     8.6 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholder the following documents, in each case duly executed or otherwise in proper form:
          (a) Good Standing Certificate. A good standing certificate (or its equivalent) for Buyer from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which it is organized.
          (b) Other Documents. Such other documents or instruments as Shareholder reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
          (c) Shareholder and Company shall have delivered a certificate as described in U.S. Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h).

     8.7 Personal Guaranty Releases. Shareholder shall have received releases of all personal guaranty’s made by Shareholder and/or spouses for all debt or other liabilities or obligations of the Company for Indebtedness assumed by Buyer in connection with the closing of this transaction. Notwithstanding the foregoing, Shareholder acknowledges and agrees that any personal guaranty securing the obligations of the Company under any bid or performance bond issued for the benefit of the Company prior to the Closing shall remain in place until the earlier of (a) such bid or performance bond (as applicable) is replaced by Buyer in the ordinary course of business or (b) performance is completed and such performance bond obligation is released (in the case of a performance bond).
     8.8 SJC Real Estate Purchase Agreement. SJC Real Estate Purchase Agreement signed by Buyer.
     8.9 SJC Real Estate Option Agreement. SJC Real Estate Option Agreement signed by Buyer.
     8.10 SJC Real Estate Lease. SJC Real Estate Lease signed by Buyer.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
     9.1 Survival.
          (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company and Shareholder hereto contained herein shall survive the Closing and shall remain in full force and effect for twelve (12) months from and including the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Section 3.1 (Power), Section 3.2 (Purchased Shares), Section 3.4 (Enforceability), Section 3.7 (Brokerage), Section 3.5 (No Violation), Section 4.1 (Organizational Matters), Section 4.2 (Capitalization), Section 4.3 (Subsidiary), Section 4.4 (No Violation), Section 4.5 (Third Party Consents) and Section 4.18 (Brokerage) shall survive indefinitely and (ii) the representations and warranties set forth in Section 4.7 (Tax Matters), Section 4.12 (Compliance with Laws), Section 4.16 (Environmental Matters), Section 4.22 (Product Liability; Product Recalls), Section 4.23 (Warranty) and Section 4.29 (Compliance with the Foreign Corrupt Practices Act (FCPA), other Anti-bribery Laws and other U.S. Trade Laws) shall survive until sixty (60) days after the expiration of the applicable statute of limitations in question (giving effect to any waiver, mitigation or extension thereof), ((i) and (ii) collectively, the “Excluded Shareholder/Company Representations”). Neither the period of survival nor the liability of Shareholder with respect to Shareholder’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Buyer to Shareholder, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          (b) Subject to the limitations and other provisions of this Agreement, the representations and warranties of Buyer contained herein shall survive the Closing and shall remain in full force and effect for twelve (12) months from and including the Closing Date;

provided, however, that the representations and warranties made pursuant to Section 5.1 (Organization), Section 5.2 (No Violation), and Section 5.4 (Brokerage) (collectively, the “Excluded Buyer Representations”) shall survive indefinitely. Neither the period of survival nor the liability of Buyer with respect to Buyer’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Shareholder. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Shareholder to Buyer, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
     9.2 Indemnification by Shareholder.
          (a) Subject to the other terms and conditions of this Agreement, Shareholder agrees to indemnify Buyer and its Affiliates (including following the Closing, the Company and its Subsidiary) and their respective officers, directors, stockholders and each of their respective Affiliates (each a “Buyer Indemnified Party”) against and hold them harmless to the extent of any Losses arising out of or resulting from (i) the breach of any representation or warranty of the Company or Shareholder contained herein; (ii) the breach of any representation or warranty of the Company or Shareholder contained in the SJC Real Estate Purchase Agreement, SJC Real Estate Option Agreement, or SJC Real Estate Lease; (iii) any breach of any covenant or agreement of the Company or Shareholder contained herein; (iv) any breach of any covenant or agreement of the Company or Shareholder contained in the SJC Real Estate Purchase Agreement, SJC Real Estate Option Agreement, or SJC Real Estate Lease; (v) any claim by the spouse of Shareholder related to the authority of Shareholder to consummate the transactions contemplated by this Agreement or the delivery of the Purchase Price to Shareholder as contemplated herein or (vi) subject to the limitations set forth in Section 9.2(b)(ii), the litigation matter styled as Ken-Mac Metals, a division of Thyssenkrupp Materials NA, Inc. v. SJC Industries Corp. (Cause No. 20D03-0910-PL-74) (as identified on Section 4.11 of the Disclosure Schedule) (the “Ken-Mac Litigation”).
          (b) Buyer Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:
               (i) Buyer Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a) exceeds $250,000.00 (the “Basket”), whereupon, Buyer Indemnified Party shall be entitled to indemnification for the full amount of such Losses over and above $125,000.00.
               (ii) Notwithstanding anything to the contrary in this Agreement, Buyer Indemnified Parties shall not be entitled to indemnification under Section 9.2(a):
                    (A) with respect to any Loss that is set forth in the Disclosure Schedule or which has been expressly reserved for on the Audited Closing Date Balance Sheet;
                    (B) in connection with any claim for indemnification based upon a claim, assessment or deficiency for any Tax which arises from adjustments having the effect only of shifting income, credits and/or deductions from one fiscal period to another;

                    (C) with respect to any claim for indemnification under Section 9.2(b)(i), unless the Buyer Indemnified Party has given Shareholder written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, (x) as soon as practicable following the Buyer Indemnified Party’s discovery of such claim and (y) prior to the expiration of the representation and warranty; and
                    (D) to the extent of any insurance proceeds actually received by the Buyer Indemnified Party, the Company or a Subsidiary in connection with the facts giving rise to such indemnification.
               (iii) Buyer Indemnified Parties shall not be entitled to any indemnification for any amount of indemnifiable Losses in excess of $4,000,000.00 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to claims for indemnification based upon one or more (A) breaches of the representations and warranties contained in Section 4.7 (Tax Matters), Section 4.12 (Compliance with Laws), Section 4.16 (Environmental Matters) or Section 4.29 (Compliance with the Foreign Corrupt Practices Act (FCPA), other Anti-bribery Laws and other U.S. Trade Laws), (B) fraud or willful misconduct, or (C) Losses related to Taxes. With respect to any claim for indemnification based upon one or more breaches of the representation or warranty contained in Section 4.22 (Product Liability; Product Recalls), the right of a Buyer Indemnified Party to indemnification pursuant to this Section 9.2 shall be limited to the aggregate amount of Losses not to exceed the Purchase Price; provided however, to the extent that the basis for any Losses claimed by a Buyer Indemnified Party pursuant to the foregoing is otherwise covered by a warranty, including a warranty provided by the Company, a Buyer Indemnified Party shall not be entitled to any indemnification from Shareholder pursuant to this Section 9.2(b)(iii). In connection with the Ken-Mac Litigation, the Parties agree that Buyer will bear Losses of the Company (in the form of defense costs) (“Ken-Mac Defense Costs”) up to $20,000.00 in the aggregate; provided that, in the event (A) Ken-Mac Defense Costs exceed $20,000.00 and/or (B) the Company incurs an adverse judgment from the Ken-Mac Litigation that results in Losses to the Company (excluding Ken-Mac Defense Costs for the avoidance of duplication), Shareholder shall be responsible for reimbursing Buyer for all Ken-Mac Defense Costs on a dollar-for-dollar basis above $20,000.00 and/or for all Losses incurred by the Company in connection with any adverse judgment (excluding Ken-Mac Defense Costs for the avoidance of duplication), without any application of the Indemnification Cap or the Basket. Shareholder shall deliver such reimbursement (“Ken-Mac Reimbursement Obligation”) to Buyer within three (3) Business Days of receipt of an invoice from Buyer evidencing incurred Losses of the Company. In the event Shareholder fails to satisfy its Ken-Mac Reimbursement Obligation within three (3) Business Days of receipt of the respective invoice, Buyer shall have the right to satisfy the Ken-Mac Reimbursement Obligation out of the Escrow Funds and Shareholder irrevocably and unconditionally waives any right of objection to such satisfaction, as contemplated by the Escrow Agreement.
          (c) The amount of any Loss subject to indemnification under this Section 9.2 shall be calculated net of (i) any insurance proceeds actually received by Buyer Indemnified Party on account of such Loss, and (ii) any indemnification payments made by any third party.
          (d) A Buyer Indemnified Party shall give Shareholder written notice of any claim, assertion, event or proceeding as to which such Buyer Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and shall include copies of all correspondence received from any third party in connection with any such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Parties from any of their obligations under this Article IX except to the extent that the Indemnifying Parties are materially prejudiced by such failure and shall not relieve any Indemnifying Party from any other obligation or Liability that it may have to any Buyer Indemnified Party otherwise than under this Article IX.
          (e) With respect to any Third Party Claim for which indemnification is sought under Section 9.2(a), Shareholder shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at Shareholder’s expense, provided that Shareholder acknowledges on behalf of the Indemnifying Parties in writing their obligation to indemnify Buyer Indemnified Party hereunder against any Losses that may result from such Third Party Claim. If Shareholder elects to assume the defense of any such claim or proceeding, Shareholder shall consult with Buyer Indemnified Party for the purpose of allowing Buyer Indemnified Party to participate in such defense, but in such case the expenses of Buyer Indemnified Party shall be paid for by Buyer Indemnified Party and shall not be recoverable as part of any indemnification claim. In the event Shareholder assumes the defense of a Third Party Claim, Shareholder shall not have the right to settle such claim without the consent of any Buyer Indemnified Party, unless such settlement (i) includes injunctive or other equitable relief imposed against any Buyer Indemnified Party, (ii) contains an admission of wrongdoing or liability on behalf of any Buyer Indemnified Party or its Affiliates, (iii) would reasonably involve indemnifiable Losses which taken together with all previous indemnifiable Losses would exceed the Indemnification Cap, or (iv) would reasonably be expected to have a Material Adverse Effect on the Company and/or its Subsidiary in any taxable period other than a Pre-Closing Period. Each Buyer Indemnified Party shall, and shall cause the Company and its Subsidiary to, reasonably cooperate with Shareholder and to provide Shareholder and their counsel with reasonable access to all records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Shareholder in the defense or settlement thereof. If Shareholder elects to direct the defense of any such claim or proceeding, Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Shareholder consents in writing to such payment, which consent shall not be unreasonably withheld or delayed. If Shareholder fails to defend or if, after commencing or undertaking any such defense, Shareholder fails to prosecute or withdraw from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof. If Buyer Indemnified Party assumes the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then Buyer Indemnified Party shall give Shareholder prompt written notice thereof, and Shareholder shall have the right to participate in the settlement of such claim or proceeding and to consent thereto or assume or reassume the defense of such claim or proceeding. In the event Shareholder assumes the defense of a Third Party Claim, any and all Losses paid in connection with such claim by Shareholder shall be limited to any remaining amount under the Indemnification Cap to the extent applicable thereto, and nothing herein shall be construed as an assumption of liability of any such claim by Shareholder beyond the Indemnification Cap (to the extent applicable to such claim). In all circumstances, Buyer Indemnified Parties shall reasonably cooperate and in good faith with Shareholder with respect to any claims subject to this Article IX.
          (f) With respect to any non-Third Party Claim for indemnification hereunder, if the parties hereto are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Article XI.
          (g) No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is included in the calculation of the Estimated Purchase Price and/or the Purchase Price.
          (h) Anything herein to the contrary notwithstanding, except in the case of fraud or willful misconduct, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
          (i) Except in the case of fraud or willful misconduct, Buyer Indemnified Parties shall not be entitled to indemnification for any consequential, special, exemplary or punitive damages or any multiple of damages or diminution in value.
          (j) Any liability for indemnification under this Section 9.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
     9.3 Tax Indemnification.
          (a) Each Buyer Indemnified Party shall be indemnified, held harmless and reimbursed by Shareholder for and against any and all liability for Taxes and related Losses imposed on or borne by Buyer with respect to any Pre-Closing Period in excess of the amounts set forth on the Estimated Closing Date Balance Sheet, and with respect to any Pre-Closing Period, for the portion thereof ending on the Closing Date in excess of the amounts set forth on the Audited Closing Date Balance Sheet.
          (b) In the case of any Pre-Closing Period, the amount of Taxes allocable to the portion of the Pre-Closing Period ending on the Closing Date shall be deemed to be:
               (i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Pre-Closing Period; and

               (ii) In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined based on an interim closing of the books of the Company as of the close of business on the Closing Date.
          (c) Buyer may withhold, from amounts otherwise due to Shareholder, the amount of any indemnity amount payable under this Section 9.3.
     9.4 Indemnification by Buyer.
          (a) Subject to the other terms and conditions of this Agreement, Shareholder and their respective officers, directors, stockholders and each of their respective affiliates (each a “Shareholder Indemnified Party”) shall be held harmless and indemnified by Buyer to the extent of any Losses resulting from (i) the breach of any representation or warranty of Buyer contained herein; or (ii) any breach of any covenant or agreement of Buyer contained herein. Additionally, Shareholder shall be held harmless and indemnified by Buyer to the extent of any Losses resulting from any personal liability incurred by Shareholder under a performance bond of the Company (which was in place prior to the Closing) where Shareholder agreed to personally guarantee the obligations of the Company.
          (b) The Shareholder Indemnified Parties’ indemnification rights pursuant to Section 9.4(a) shall be limited as follows:
               (i) The Shareholder Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.4(a) exceeds the Basket, whereupon, the Seller Indemnified Party shall be entitled to indemnification for the full amount of such Losses over and above $125,000.00.
               (ii) The Shareholder Indemnified Parties shall not be entitled to any indemnification for any amount of indemnifiable Losses in excess of an amount equal to the Indemnification Cap; provided, however, that the Indemnification Cap shall not apply to claims for indemnification based upon (A) breaches of the Excluded Buyer Representations or (B) fraud and or willful misconduct.
          (c) The amount of any Loss subject to indemnification under this Section 9.4 shall be calculated net of (i) any insurance proceeds actually received by the Shareholder Indemnified Party on account of such Loss and (ii) any indemnification payments made by any third party.
          (d) A Shareholder Indemnified Party shall give Buyer written notice of any claim, assertion, event or proceeding as to which such Shareholder Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and shall include copies of all correspondence received from any third party in connection with any such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Parties from any of their obligations under this Article IX except to the extent that the Indemnifying Parties are materially prejudiced by such failure and shall not relieve any Indemnifying Party from any other obligation or Liability that it may have to any Shareholder Indemnified Party otherwise than under this Article IX.
          (e) With respect to any Third Party Claim for which indemnification is sought under Section 9.4(a), Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense, provided, that Buyer acknowledges on behalf of the Indemnifying Parties in writing its obligation to indemnify the Shareholder Indemnified Party hereunder against any Losses that may result from such Third Party Claim. If Buyer elects to assume the defense of any such claim or proceeding, Buyer shall consult with the Shareholder Indemnified Party for the purpose of allowing the Shareholder Indemnified Party to participate in such defense, but in such case the expenses of the Shareholder Indemnified Party shall be paid for by the Shareholder Indemnified Party and shall not be recoverable as part of any indemnification claim. A Shareholder Indemnified Party shall provide Buyer and its counsel with reasonable access to all records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Buyer in the defense or settlement thereof. If Buyer elects to direct the defense of any such claim or proceeding, the Shareholder Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Buyer consents in writing to such payment, which consent shall not be unreasonably withheld or delayed. If Buyer fails to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Shareholder Indemnified Party shall have the right to undertake the defense or settlement thereof. If the Shareholder Indemnified Party assumes the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then the Shareholder Indemnified Party shall give Buyer prompt written notice thereof, and Buyer shall have the right to participate in the settlement of such claim or proceeding and consent thereto or assume or reassume the defense of such claim or proceeding.
          (f) With respect to any non-Third Party Claim for indemnification hereunder, if the parties are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Article XI.
          (g) Anything herein to the contrary notwithstanding, except in the case of fraud or willful misconduct, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of a Shareholder Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
          (h) Except in the case of fraud or willful misconduct, the Shareholder Indemnified Parties shall not be entitled to indemnification for any consequential, special, exemplary or punitive damages or any multiple of damages or diminution in value.
          (i) Any liability for indemnification under this Section 9.4 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
     9.5 Tax Treatment of Indemnification. Buyer and Shareholder agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the AGUB.
     9.6 Other Indemnification Provisions.
          (a) Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Company, and Shareholder shall have no liability to Buyer in respect of, any breach by the Company or Shareholder of any representations or warranties contained herein or any failure to comply with any of the covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Article X hereof, in which event, the Company and Shareholder shall thereupon have no obligation or liability to Buyer whatsoever hereunder or (ii) to seek specific performance or injunctive relief.
          (b) From and after the Closing, except in the case of fraud or willful misconduct, the rights of the Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX and such indemnification rights shall be the sole and exclusive remedies of the parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether at common law or otherwise.
ARTICLE X
TERMINATION OF AGREEMENT
     10.1 INTENTIONALLY OMITTED
ARTICLE XI
DISPUTE RESOLUTION
     11.1 Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Buyer and Shareholder concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement or any other matter relating in any way to this Agreement other than a dispute concerning the Audited Closing Date Balance Sheet or the Purchase Price, which shall be resolved as described in Section 2.3(d) or a dispute concerning the Make-Whole Amount which shall be resolved as described in Section 6.3.
     11.2 Process. If a Dispute arises, the Parties to the Dispute shall follow the procedures specified in Sections 11.3, Section 2.3(e)(i) and 11.4 of this Agreement.
     11.3 Negotiations. The Parties shall promptly attempt to resolve any Dispute by negotiations between Buyer and Shareholder. Either Buyer or Shareholder may give the other Party written notice of any Dispute not resolved in the normal course of business. Buyer and

Shareholder shall meet at a mutually acceptable time and place within five (5) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within ten (10) Business Days of the disputing Party’s notice, or if the Parties fail to meet within such five (5) calendar days, either Buyer or the negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) Business Days notice of such intention and may also be accompanied by legal counsel.
     11.4 Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 11.3 of this Agreement within ten (10) Business days after initiation of the negotiation process pursuant to Section 11.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court sitting in Indianapolis, Indiana. For purposes of clarity, each of the Parties consents to the non-exclusive personal jurisdiction, service of process and venue in such federal court sitting in Indianapolis, Indiana for any claim, suit or proceeding arising under this Agreement, or in the case of a Third Party Claim subject to indemnification hereunder, in the court where such claim is brought.
     11.5 General.
          (a) Provisional Remedies. At any time during the procedures specified in Sections 11.3 of this Agreement, a Party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article XI of this Agreement.
          (b) Tolling Statue of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XI of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.
          (c) Performance to Continue. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.
          (d) Extension of Deadlines. All deadlines specified in this Article XI of this Agreement may be extended by mutual agreement between Buyer and Shareholder.
          (e) Enforcement. The Parties regard the obligations in this Article XI of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article XI of this Agreement by either Buyer or Shareholder, the other Party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction thereof.
          (f) Costs. Except as contemplated by Sections 2.3 and 6.3, the Parties to the dispute shall pay their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article XI of this Agreement.

ARTICLE XII
MISCELLANEOUS
     12.1 Further Assurance From time to time, at a Party’s request and without further consideration, the other Parties will execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.
     12.2 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of New York, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
     12.3 Assignment; Amendment and Modification.
          (a) Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by merger or operation of law) by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party hereto.
          (b) This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and Shareholder, or in the case of a waiver, the party waiving compliance.
     12.4 Notice All notices and other communications under this Agreement or any other Ancillary Agreement must be in writing and shall be (i) transmitted by hand delivery or nationally recognized overnight courier, (ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by facsimile, addressed as follows:
          (a) If to Buyer, to:
Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334
Attn: Chief Executive Officer
Facsimile: 937-596-6539
Telephone: 937-596-6849

(with a copy to)
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Ackneil M. Muldrow, III
Facsimile: 212-872-1002
Telephone: 212-872-1000
E-mail: tmuldrow@akingump.com
          (b) If to Shareholder:
Christopher J. Graff
505 North McClurg Court
Suite 2703
Chicago, Illinois 60611
Telephone: 574-536-5963
Email: chris.graff@sbcglobal.net
(with a copy to)
Yoder, Ainlay, Ulmer & Buckingham, LLP
130 North Main Street, Goshen, Indiana 46526
P.O. Box 575, Goshen, Indiana 46527-0575
Attention: R. Gordon Lord, Esq. and Denise C. Davis, Esq.
Facsimile: 574-534-4174
          (c) If to Company, to:
SJC Industries Corp.
419 West Pike Street
Jackson Center, Ohio 45334
Attn: Chief Executive Officer
Facsimile: 937-596-6539
Telephone: 937-596-6849
(with a copy to)
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Ackneil M. Muldrow, III
Facsimile: 212-872-1002
Telephone: 212-872-1000
E-mail: tmuldrow@akingump.com

          (d) All such notices and other communications shall be deemed to have been received:
               (i) if transmitted by hand delivery, on the day of delivery
               (ii) if mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, on the third Business Day after mailing;
               (iii) if sent prepaid by a nationally recognized overnight delivery service, on the first Business Day after mailing; and
               (iv) if sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction, on the day of transmission.
     12.5 Expenses. Except as otherwise expressly provided herein, Buyer and Shareholder will each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     12.6 Entire Agreement; Binding Effect. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.
     12.7 No Third Party Beneficiary. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
     12.8 Counterparts and Fax and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument. The parties agree that a fax signature or an electronically transmitted signature of a party hereto shall be deemed to be as legally effective and binding as a signed original; provided, however, any party providing a fax signature hereof shall be required to promptly forward a signed original to any requesting party.
     12.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     12.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

     12.11 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     12.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties unless and until this Agreement is executed and delivered by the parties hereto.
     12.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     12.14 Specific Performance. The Parties agree that the Company and its Subsidiary as a going concern constitute unique property and that there would be no adequate remedy at law for the damage which any Party might sustain for the failure of the other to consummate the transaction contemplated by this Agreement. Accordingly, each Party will be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transaction described in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SHAREHOLDER:

Name:	Christopher J. Graff

BUYER:

THOR INDUSTRIES, INC.

By:
Name:	Peter B. Orthwein
Title:	Chairman, President and CEO

COMPANY:

SJC INDUSTRIES CORP.
By:
Name:
Title:
Signature Page to SJC Industries Stock Purchase Agreement

Exhibit 1-A
Company Total Assets
Current Assets:
▪	Cash;

▪	Accounts Receivable;

▪	Allow Doubtful Accounts;

▪	Investment in Subsidiary;

▪	Prepaid Expense; and

▪	Inventories, which shall include (a) raw materials, (b) work in process, (c) finished goods, (d) chassis and (e) LIFO reserve.
Fixed Assets:
▪	Leasehold Improvements;

▪	Machinery & Equipment;

▪	Tools and Dies;

▪	Autos & Trucks;

▪	Office Equipment; and

▪	Certifications

▪	Less accumulated depreciation and amortization

2

Exhibit 1-B
Company Total Liabilities
Current Liabilities:
▪	Accounts Payable;

▪	Accrued Expense;

▪	Chassis Payable;

▪	Line of Credit;

▪	Loan Payable;

▪	Customer Deposits
Non-Current Liabilities:
▪	Note Payable Non-Current.

3

Exhibit 2
Estimated Closing Date Balance Sheet
(attached)

4